Exhibit 99.3

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CAREFUSION CORPORATION

INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE

Page No.
Combined Financial Statements:
Report of Independent Registered Public Accounting Firm	2
Combined Statements of Income for the Fiscal Years Ended June 30, 2009, 2008 and 2007	3
Combined Balance Sheets at June 30, 2009 and 2008	4
Combined Statements of Parent Company Equity for the Fiscal Years Ended June 30, 2009, 2008 and 2007	5
Combined Statements of Cash Flows for the Fiscal Years Ended June 30, 2009, 2008 and 2007	6
Notes to Combined Financial Statements	7

Financial Statement Schedule:
Schedule II — Valuation and Qualifying Accounts	41

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the

Board of Directors of CareFusion Corporation

We have audited the accompanying combined balance sheets of CareFusion Corporation (the “Company”) as of June 30, 2009 and 2008, and the related combined statements of earnings, parent company equity, and cash flows for each of the three years in the period ended June 30, 2009. Our audits also included the financial statement schedule listed in the Index at page 41. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of June 30, 2009 and 2008, and the combined results of its operations and its cash flows for each of the three years in the period ended June 30, 2009, in conformity with the U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 10 to the combined financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” as of July 1, 2007.

/s/ Ernst & Young LLP

San Diego, California

September 15, 2009,

except for Note 2, as to which the date is

November 13, 2009

CAREFUSION CORPORATION

COMBINED STATEMENTS OF INCOME

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Revenue	$3,595	$3,663	$2,659
Cost of Products Sold	1,864	1,896	1,363

Gross Margin	1,731	1,767	1,296
Selling, General and Administrative Expenses	1,055	1,027	827
Research and Development Expenses	160	157	101
Restructuring and Acquisition Integration Charges	72	35	22
Acquired In-Process Research and Development	—	18	85

Operating Income	444	530	261

Interest Expense and Other, Net (Including Net Interest Expense Allocated from Parent of $80, $88, and $72 for Fiscal 2009, 2008 and 2007, respectively)	101	87	62

Income Before Income Taxes	343	443	199
Provision for Income Taxes	53	110	31

Income from Continuing Operations	290	333	168
Income from Discontinued Operations, Net of Tax Expense	278	330	334

Net Income	$568	$663	$502

See accompanying notes to combined financial statements

CAREFUSION CORPORATION

COMBINED BALANCE SHEETS

(in millions)	June 30, 2009	June 30, 2008
ASSETS
Current Assets:
Cash and Equivalents	$626	$480
Trade Receivables, Net	473	562
Current Portion of Net Investment in Sales-Type Leases	391	373
Inventories, Net	429	445
Prepaid Expenses and Other	62	91
Current Assets of Discontinued Operations	409	371

Total Current Assets	2,390	2,322

Property and Equipment, Net	396	447
Net Investment in Sales-Type Leases, Less Current Portion	919	899
Goodwill	2,903	2,871
Intangible Assets, Net	896	957
Other Assets	57	54
Non-Current Assets of Discontinued Operations	788	779

Total Assets	$8,349	$8,329

LIABILITIES AND PARENT COMPANY EQUITY
Current Liabilities:
Current Portion of Long-Term Obligations and Other Short-Term Borrowings, Including Debt Allocated from Parent of $129 and $63, at June 30, 2009 and 2008, respectively	$130	$70
Accounts Payable	100	123
Other Accrued Liabilities	412	497
Current Liabilities of Discontinued Operations	120	110

Total Current Liabilities	762	800

Long-Term Obligations, Less Current Portion, Including Debt Allocated from Parent of $1,152 and $1,534, at June 30, 2009 and 2008, respectively	1,159	1,539
Deferred Income Taxes and Other Liabilities	863	823
Non-Current Liabilities of Discontinued Operations	114	119

Total Liabilities	2,898	3,281

Commitments and Contingencies

Parent Company Equity:
Parent Company Investment	5,506	4,977
Accumulated Other Comprehensive Income (Loss)	(55)	71

Total Parent Company Equity	5,451	5,048

Total Liabilities and Parent Company Equity	$8,349	$8,329

See accompanying notes to combined financial statements

CAREFUSION CORPORATION

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

(in millions)	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity	Comprehensive Income
Balance at June 30, 2006	$2,726	$36	$2,762
Comprehensive Income:
Net Income	502	—	502	502
Foreign Currency Translation Adjustments	—	15	15	15
Net Unrealized Loss on Derivatives	—	(3)	(3)	(3)

Total Comprehensive Income				$514

Net Transfers from Parent	1,611	—	1,611

Balance at June 30, 2007	4,839	48	4,887

Comprehensive Income:
Net Income	663	—	663	663
Foreign Currency Translation Adjustments	—	24	24	24
Net Unrealized Loss on Derivatives	—	(3)	(3)	(3)
Net Change in Minimum Pension Liability	—	2	2	2

Total Comprehensive Income				$686

Impact of Adopting FASB Interpretation No. 48	(35)	—	(35)
Net Transfers to Parent	(490)	—	(490)

Balance at June 30, 2008	4,977	71	5,048

Comprehensive Income:
Net Income	568	—	568	568
Foreign Currency Translation Adjustments	—	(119)	(119)	(119)
Net Unrealized Loss on Derivatives	—	(1)	(1)	(1)
Net Change in Minimum Pension Liability	—	(6)	(6)	(6)

Total Comprehensive Income				$442

Net Transfers to Parent	(39)	—	(39)

Balance at June 30, 2009	$5,506	$(55)	$5,451

See accompanying notes to combined financial statements

CAREFUSION CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Cash and cash equivalents at July 1, attributable to Continuing Operations	$480	$508	$106
Cash and cash equivalents at July 1, attributable to Discontinued Operations	$127	$169	$87

Cash Flows from Operating Activities:
Net Income	568	663	502
Income from Discontinued Operations	278	330	334

Income from Continuing Operations	290	333	168
Adjustments to Reconcile Income from Continuing Operations to Net Cash Provided by Operating Activities:
Depreciation and Amortization	170	146	100
Acquired In-Process Research and Development	—	18	85
Equity-Based Compensation Expense	56	54	68
Provision for Deferred Income Taxes	(71)	66	(32)
Provision for Bad Debts	11	7	(1)
Loss on Sales of Property and Equipment, Net	16	11	20
Change in Operating Assets and Liabilities, Net of Effects from Acquisitions:
(Increase)/Decrease in Trade Receivables	77	(19)	(64)
(Increase)/Decrease in Inventories	14	(14)	(40)
Increase in Net Investment in Sales-Type Leases	(38)	(126)	(125)
Decrease in Accounts Payable	(22)	(13)	(9)
Other Accrued Liabilities and Operating Items, Net	12	98	(41)

Net Cash Provided by Operating Activities – Continuing Operations	515	561	129
Net Cash Provided by Operating Activities – Discontinued Operations	288	325	391

Net Cash Provided by Operating Activities	803	886	520

Cash Flows from Investing Activities:
Acquisition of Subsidiaries, Net of Divestitures and Cash Acquired	(4)	(584)	(1,604)
Additions to Property and Equipment	(108)	(179)	(106)
Additions to Intangible Assets	(21)	(25)	(3)

Net Cash Used in Investing Activities – Continuing Operations	(133)	(788)	(1,713)
Net Cash (Used in)/Provided by Investing Activities – Discontinued Operations	(21)	15	(9)

Net Cash Used in Investing Activities	(154)	(773)	(1,722)

Cash Flows from Financing Activities:
Net Change in Third Party Obligations	(3)	(16)	(123)
Net Cash Transfer (to)/from Parent	(183)	149	2,107

Net Cash (Used in)/Provided by Financing Activities – Continuing Operations	(186)	133	1,984
Net Cash (Used in)/Provided by Financing Activities – Discontinued Operations	(235)	(383)	(303)

Net Cash Used in Financing Activities	(421)	(250)	1,681

Effect of Exchange Rate Changes on Cash – Continuing Operations	(50)	66	2
Effect of Exchange Rate Changes on Cash – Discontinued Operations	(2)	1	3

Net Effect of Exchange Rate Changes on Cash	(52)	67	5

Net Increase/(Decrease) in Cash and Equivalents – Continuing Operations	146	(28)	402
Net Increase/(Decrease) in Cash and Equivalents – Discontinued Operations	30	(42)	82

Cash and Equivalents at June 30, attributable to Continuing Operations	$626	$480	$508

Cash and Equivalents at June 30, attributable to Discontinued Operations	$157	$127	$169

Supplemental Information:
Cash Payments for:
Interest	$82	$89	$74
Income Taxes	$27	$20	$24

See accompanying notes to combined financial statements

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Separation from Cardinal Health, Inc. On September 29, 2008, Cardinal Health announced that it intended to separate its clinical and medical products businesses from the remainder of its businesses through a pro rata distribution of common stock of an entity holding the assets and liabilities associated with the clinical and medical products businesses. CareFusion Corporation was incorporated in Delaware on January 14, 2009 for the purpose of holding such businesses. We completed the spinoff from Cardinal Health on August 31, 2009. In connection with the spinoff, Cardinal Health contributed the majority of the businesses comprising its clinical and medical products segment to us (“the contribution”), and distributed approximately 81% of our outstanding common stock, or approximately 179.8 million shares, to its shareholders (“the distribution”), based on a distribution ratio of 0.5 shares of our common stock for each common share of Cardinal Health held on the record date of August 25, 2009. Cardinal Health retained approximately 19% of our outstanding common stock, or approximately 41.4 million shares, in connection with the spinoff. As a condition to the separation, Cardinal Health is required to dispose of the remaining 19% of our common stock within five years of the distribution date. In connection with the spinoff, Cardinal Health retained certain lines of business that manufacture and sell surgical and exam gloves, drapes and apparel and fluid management products in the U.S. markets that were historically managed by us prior to the spinoff, which were part of the clinical and medical products businesses of Cardinal Health. These lines of businesses are reflected in the CareFusion financial information as discontinued operations.

In connection with the spinoff, we have incurred and expect to incur one-time expenditures primarily consisting of employee-related costs, including severance, costs to start up certain stand-alone functions and information technology systems, and other one-time transaction related costs. Additionally, we will incur increased costs as an independent publicly-traded company, primarily as a result of higher charges than in the past from Cardinal Health for transition services and from establishing or expanding the corporate support for our financial reporting, investor relations, legal, procurement and other services. We believe cash flow from operations will be sufficient to fund these additional corporate expenses.

Unless the context otherwise requires, references in these notes to audited combined financial statements to “CareFusion Corporation,” “CareFusion,” “we,” “us,” “our,” “the company” and “our company” refer to CareFusion Corporation and its combined subsidiaries. References in notes to audited combined financial statements to “Cardinal Health” or “parent” refers to Cardinal Health, Inc., an Ohio corporation, and its consolidated subsidiaries (other than CareFusion Corporation and its combined subsidiaries), unless the context otherwise requires.

Our Business. We are a global medical technology company with clinically proven products and services designed to measurably improve the safety and quality of healthcare. We offer comprehensive product lines in the areas of intravenous, or IV, infusion, medication and supply dispensing, respiratory care, infection prevention and surgical instruments. Our primary product brands include: Alaris, Pyxis, AVEA, Pulmonetic Systems, Jaeger, SensorMedics, ChloraPrep and V. Mueller. Our primary customers in the United States include hospitals, ambulatory surgical centers, clinics, long-term care facilities and physician offices. Our business consists of two reporting segments: Critical Care Technologies and Medical Technologies and Services:

•	Critical Care Technologies includes our infusion, dispensing and respiratory care businesses that develop, manufacture and sell capital equipment and related dedicated and non-dedicated disposables.

•

Medical Technologies and Services includes our infection prevention and medical specialties products and services businesses that develop, manufacture and sell primarily single-use, disposable products and reusable surgical instruments.

Principles of Combination and Basis of Presentation. The combined financial statements presented herein, and discussed below, have been prepared on a stand-alone basis and are derived from the combined financial statements and accounting records of Cardinal Health. The combined financial statements reflect our financial position, results of operations and cash flows as we were historically managed, in conformity with accounting principles generally accepted in the United States of America, or GAAP. Included within our combined financial statements are the results of certain businesses which have historically been managed by us but will be retained by Cardinal Health post separation. These lines of businesses are reflected in the combined financial statements as discontinued operations. Our fiscal year ends on June 30. All significant intracompany transactions and accounts between our businesses have been eliminated.

All significant intercompany transactions between us and Cardinal Health have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flow as a financing activity and in the combined balance sheets as “Parent Company Investment”. All references to “notes” mean the notes to the audited combined financial statements presented herein.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

CareFusion historically has utilized the services of Cardinal Health for certain functions. These services include, but are not limited to, providing working capital, as well as certain legal, finance, information technology, internal audit, tax advisory, and human resources services, including various employee benefit programs. The cost of these services has been allocated to CareFusion and included in the combined financial statements. We consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. Additionally, in the periods presented we had earned royalty income from Cardinal Health and received a push down of assets and liabilities, including debt and interest expense, that has been historically reported by Cardinal Health but is specifically identifiable or otherwise allocated to us. A more detailed discussion of the relationship with Cardinal Health, including a description of the costs which have been allocated to us, as well as the method of allocation, is included in note 15.

Additionally, our combined financial statements may not be indicative of our future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had we operated as an independent, publicly-traded company during the periods presented.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the combined financial statements and accompanying notes. Such estimates include, but are not limited to, allowance for doubtful accounts, rebate accruals, inventory valuation, goodwill and intangible asset impairment, preliminary and final purchase accounting valuations including acquired in-process research and development costs, or IPR&D, equity-based compensation, income taxes, loss contingencies and restructuring charge reserves. Actual amounts may differ from these estimated amounts.

Cash Equivalents. We consider all liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying value of these cash equivalents approximates fair value.

Receivables. Trade receivables are primarily comprised of amounts owed to us through our operating activities and are presented net of an allowance for doubtful accounts and accrued rebates. Our allowance for doubtful accounts totaled $20 million at both June 30, 2009 and 2008. An account is considered past due on the first day after its due date. We monitor past due accounts on an ongoing basis and establish appropriate reserves to cover probable losses. We write off any amounts deemed uncollectible against an established allowance for doubtful accounts.

Rebates are paid when third party distributors are able to charge us back for the difference between the price charged to the customer and the price paid by the distributor when the end customer pricing is established by us. Upon revenue recognition, we estimate the difference between the price charged to the customer and the price paid by the distributor based on historical data and record these accrued rebates as a reduction to the related revenues and receivables.

Concentrations of Credit Risk and Major Customers. We maintain cash depository accounts with major banks throughout the world and invest in high quality short-term liquid instruments. Such investments are made only in instruments issued or enhanced by high quality institutions. These investments mature within three months, and we have not historically incurred any related losses.

Our trade receivables, lease receivables and accrued interest receivables are exposed to a concentration of credit risk with customers in the healthcare sector. Credit risk can be affected by changes in reimbursement and other economic pressures impacting the hospital and acute care sectors of the healthcare industry. Such credit risk is limited, however, due to supporting collateral and the diversity of the customer base, including its wide geographic dispersion. We perform ongoing credit evaluations of our customers’ financial conditions and maintain reserves for credit losses. Such losses historically have been within our expectations.

Certain of our businesses have entered into agreements with group purchasing organizations, or GPOs, which have established relationships with the users of our products and act as purchasing agents that negotiate vendor contracts on behalf of their members. We do not have exclusive arrangements with these organizations and either party can terminate the relationship at any time. However, our trade receivable balances are with individual members of the GPO, and therefore no significant concentration of credit risk exists with these types of arrangements specific to the GPO.

Acquisitions. From time to time, we acquire businesses and/or assets that augment and complement our operations. These acquisitions are accounted for under the purchase method of accounting. The combined financial statements include the results of operations from these business combinations as of the date of acquisition. Additional disclosure related to our acquisitions is provided in note 3.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

Inventories. We primarily compute inventory cost on a currently adjusted standard basis (which approximates actual cost on a first-in, first-out basis). We reduce the carrying value of inventories to a lower of cost or market basis for those items that are potentially excess, obsolete or slow-moving. We reserve for inventory obsolescence based upon historical experience, sales trends, and specific categories of inventory and age of on-hand inventory. Work-in-process and finished goods inventories include raw materials, direct labor and manufacturing overhead. See note 6 for additional information.

Property and Equipment. Property and equipment are stated at cost. Property and equipment held for sale are recorded at the lower of cost or fair value less cost to sell. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, including capital lease assets which are depreciated over the shorter of the terms of their respective leases or their estimated useful lives. We use the following range of useful lives for our property and equipment categories: buildings and improvements: 1 to 39 years; machinery and equipment: 3 to 15 years; and furniture and fixtures: 3 to 7 years. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts. See note 7 for additional information.

Goodwill and Intangible Assets. Goodwill is the excess of the purchase price of an acquired entity over the amounts assigned to assets and liabilities assumed in the business combination. We account for purchased goodwill and other intangible assets in accordance with Statement of Financial Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with finite lives, primarily customer relationships, patents and trademarks, are amortized over their useful lives. We test goodwill for impairment in the fourth quarter of each year, or more frequently if certain indicators are present or changes in circumstances suggest impairment may exist. We conduct our impairment testing one level below our reportable segments, referred to as operating segments, as the business units comprising the operating segments service a common group of customers, offer complementary products, and share a common strategy. We test for impairment by comparing the fair value of each of the operating units to their respective carrying amount including goodwill. If the fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the fair value, further analysis is performed to assess impairment.

The determination of fair value of the operating units is based on a discounted cash flow analysis. This approach incorporates many assumptions including future growth rates, discount factors and income tax rates. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods.

Product Warranties. We offer warranties on certain products for various periods of time. We accrue the estimated cost of product warranties at the time revenue is recognized. Our product warranty liability reflects our best estimate of probable liability under our product warranties. We estimate the liability based on our stated warranty policies and practices, the historical frequency of claims and the cost to replace or repair our products under warranty. Factors that affect our warranty liability include the number of units sold, the length of the warranty, historical and anticipated rates of warranty claims and cost per claim. We regularly assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary. See note 17 for additional information.

Income Taxes. Our income taxes as presented are calculated on a separate tax return basis, although our operations have historically been included in Cardinal Health’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. Cardinal Health’s global tax model has been developed based on its entire portfolio of businesses. Accordingly, our tax results as presented are not necessarily reflective of the results that we would have generated on a stand-alone basis.

With the exception of certain dedicated foreign entities, we do not maintain taxes payable to/from our parent and we are deemed to settle the annual current tax balances immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in Parent Company Investment.

In accordance with the provisions of SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”), we account for income taxes using the asset and liability method. The asset and liability method requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between tax basis and financial reporting basis of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which we operate. Deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the United States when it is expected that these earnings are permanently reinvested.

In the first quarter of fiscal 2008, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in the combined financial statements in accordance with SFAS No. 109. This standard provides that a tax

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. The cumulative effect of adoption of this interpretation was a $35 million reduction of Parent Company Investment. Of the $35 million reduction in “Parent Company Equity” $18 million is related to discontinued operations.

Other Accrued Liabilities. Other accrued liabilities represent various obligations, including certain accrued operating expenses. For the fiscal years ended June 30, 2009 and 2008, the largest components of other accrued liabilities were employee compensation and related benefit accruals of $62 million and $112 million, respectively, and deferred revenue of $85 million and $92 million, respectively.

Parent Company Investment. Parent Company Investment in the combined balance sheets represents Cardinal Health’s historical investment in us in excess of debt allocated to us, our accumulated net income after taxes, and the net effect of the transactions with and allocations from Cardinal Health. See Principles of Combination and Basis of Presentation above and note 15 for additional information.

Restructuring Charges. We account for all exit or disposal activities in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”). Under SFAS No. 146, a liability is measured at its fair value and recognized as incurred. Acquisition integration charges are expensed as incurred. Additional disclosure related to our restructuring charges is provided in note 4.

Share-Based Compensation. Share-based compensation is accounted for under SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) requires that all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based at their grant date fair values. We adopted SFAS No. 123(R) on July 1, 2005, using the modified prospective transition method.

The compensation expense recognized for all share-based awards is net of estimated forfeitures and is recognized ratably over the awards’ service period. We classify equity-based compensation within “Selling, General and Administrative Expenses”, or SG&A, expenses to correspond with the same line item as the majority of the cash compensation paid to employees. See note 18 for additional information.

Revenue Recognition. We generate revenue through the sale and lease of equipment, software, services, medical products, supplies, and the income associated with the financing of our equipment leases. In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition (“SAB No. 104”), we recognize revenue when:

•	persuasive evidence of an arrangement exists;

•	product delivery has occurred or the services have been rendered;

•	the price is fixed or determinable; and

•	collectability is reasonably assured.

Revenue is recognized net of sales returns and allowances, administration fees, incentives and estimated rebates.

The majority of our revenue transactions qualify as multiple element arrangements. Revenue under these arrangements is accounted for in accordance with the principles of Emerging Issues Task Force, or EITF, Consensus No. 00-21, Multiple Element Arrangements (“EITF 00-21”)and, if applicable, American Institute of Certified Public Accountants Statement of Position, or SOP, No. 97-2, Software Revenue Recognition (“SOP No. 97-2”), and SFAS No. 13, Accounting for Leases (“SFAS No. 13”). Revenue in multiple element arrangements is allocated to each unit of accounting using the relative fair value method. Revenue is recognized for each unit of accounting individually. Fair value evidence used during the allocation process is limited to vendor specific objective evidence, or VSOE of fair value, or historical prices in which the products have been sold in stand-alone transactions. To the extent products have not yet been sold on a stand alone basis, VSOE of fair value is the price which management with the authority to do so has established for the product. In the event that VSOE of fair value does not exist, data points outside of the organization are utilized as objective evidence of fair value for non-software products. When fair value evidence exists for undelivered elements but does not exist for delivered elements, we apply the residual method of accounting.

Equipment sale revenue consists of dispensing, respiratory, and infusion equipment sold without safety software. We recognize equipment sale revenue upon the transfer of title and risk of loss to the customer and the substantial completion of installation or training services. When related installation and training services are considered inconsequential, delivery is deemed to occur upon the transfer of title and risk of loss, at which time revenue and the costs associated with installation and training are recognized.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

Equipment lease revenue consists primarily of dispensing equipment. Lease transactions are evaluated and classified as either operating leases or sales-type leases as defined in SFAS No. 13. We recognize sales-type leases as revenue upon the completion of installation activities in the amount of the present value of the minimum lease payments. We recognize operating lease revenue evenly over the lease term, commencing upon the completion of installation activities. We recognize equipment financing revenue over the term of the sales-type lease using the effective interest method.

Product revenue consists of medical products and supplies. We sell medical products and supplies to the medical distribution business of Cardinal Health and various unrelated third-parties. We recognize product revenue on sales through the medical distribution business of Cardinal Health when title transfers to the end customer, which is typically upon shipment from Cardinal Health to the end customer. Unrelated third parties include end customers and also distributors who maintain inventories of our products and later sell the products to end customers. In many cases, we negotiate the prices of medical products and supplies directly with end customers under pricing agreements, including GPO contracts. These negotiated prices are typically lower than the prices charged to distributors. When an end customer purchases medical products and supplies from a distributor under a pricing agreement, the distributor is able to charge us back for the difference between the price charged to the customer and the price paid by the distributor. We recognize product revenue on sales to unrelated third-parties when title transfers, typically upon shipment from us, net of estimated rebates, in accordance with SAB No. 104.

Software and software-related elements are comprised primarily of infusion equipment sold with safety software, patient identification software applications and related hardware, software installation services, and post-contract support. Software and software-related elements are recognized to revenue in accordance with the guidance of SOP No. 97-2. Software and software-related elements, with the exception of software maintenance, are recognized as revenue upon the later of delivery and the completion of associated service obligations. Software maintenance arrangements and other post-contract support offerings are recognized as revenue ratably over the service period.

We periodically review our product offerings with embedded software to determine whether the software is more than incidental to the product as a whole. When embedded software is more than incidental to a product as a whole, the product is classified as software for revenue recognition purposes. Any non-software product for which a software product is essential to its functionality is classified as a software related element. Software-related elements also include software installation services and post contract support.

Service revenue consists of separately priced extended warranty contracts, separately priced installation and training, and repair services. We recognize revenue for separately priced extended warranty contracts ratably over the service term in accordance with the guidance of FASB Technical Bulletin, or FTB, No. 90-1, Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts (“FTB No. 90-1”). Separately priced installation and training and repair services are recognized as revenue based on the completed performance method, which results in the recognition of revenue upon the extinguishment of our obligation to the customer. Service revenue was immaterial for all periods presented.

Shipping and Handling. Shipping and handling costs are included in cost of products sold in the combined statements of income. Shipping and handling costs include all delivery expenses as well as all costs to prepare the product for shipment to the end customer. Shipping and handling revenue received was immaterial for all periods presented.

Research and Development Costs. Costs incurred in connection with development of new products and manufacturing methods are charged to expense as incurred, except certain software development costs which are capitalized after technological feasibility of the software is established.

Acquired In-Process Research and Development Costs. IPR&D costs include the write-off of research and development projects in process at the time of acquisition, which had not yet reached technological feasibility and were deemed to have no alternative future use in accordance with FIN No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method (“FIN No. 4”). Determining the value of IPR&D requires significant estimates. The value of IPR&D is determined by estimating the future cash flows of each project and discounting the net cash flows back to their present values. The discount rate used is determined at the time of acquisition in accordance with accepted valuation methods. These methodologies include consideration of the project not achieving commercial feasibility.

Translation of Foreign Currencies. The financial statements of our entities outside the United States generally are measured using their local currency as the functional currency. Adjustments to translate the assets and liabilities of these foreign entities into

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

U.S. dollars are accumulated in parent company equity through other comprehensive income utilizing period-end exchange rates. Foreign currency transaction gains and losses, which are calculated by utilizing weighted average exchange rates for the period, are included in the combined statements of income in “Interest Expense and Other, Net”.

Interest Rate & Foreign Currency Risk Management. We have historically used derivative financial instruments indirectly through our participation in the centralized hedging functions of Cardinal Health, which are designed primarily to minimize exposure to interest rate and foreign currency risk. Cardinal Health does not hold or issue derivative financial instruments for speculative purposes.

Cardinal Health uses forward currency exchange contracts and interest rate swaps to manage its exposures to the variability of cash flows primarily related to the foreign exchange rate changes of future foreign currency transaction costs and to the interest rate changes on borrowing costs. These contracts are designated as cash flow hedges.

Cardinal Health uses foreign currency forward contracts to protect the value of existing foreign currency assets and liabilities. The remeasurement adjustments for any foreign currency denominated assets or liabilities are included in “Interest Expense and Other, Net” in our combined statement of income. The remeasurement adjustment is offset by the foreign currency forward contract settlements which are also classified in “Interest Expense and Other, Net” in our combined statements of income.

Cardinal Health’s derivative contracts are adjusted to current market values each period and qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), as amended. Periodic gains and losses of contracts designated as cash flow hedges are deferred in other comprehensive income until the underlying transactions are recognized. Upon recognition, such gains and losses are recorded in net income as an adjustment to the carrying amounts of underlying transactions in the period in which these transactions are recognized. For those contracts designated as fair value hedges, resulting gains or losses are recognized in earnings offsetting the exposure of underlying transactions. Carrying values of all contracts are included in other assets or liabilities. The effects of the interest rate and foreign currency derivative instruments (including the associated derivative assets and liabilities) have been pushed down to us on a specific identification basis.

Cardinal Health’s policy requires that contracts used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Hedging effectiveness is assessed periodically. Any contract not designated as a hedge, or so designated but ineffective, is adjusted to market value and recognized in net income immediately. If a cash flow hedge ceases to qualify for hedge accounting or is terminated, the contract would continue to be carried on the balance sheet at fair value until settled and future adjustments to the contract’s fair value would be recognized in earnings immediately. If a forecasted transaction was no longer probable to occur, amounts previously deferred in other comprehensive income would be recognized immediately in earnings. Additional disclosure related to hedging contracts is provided in note 14.

Cardinal Health is exposed to counterparty credit risk on all of its derivative instruments. Accordingly, Cardinal Health has established and maintained strict counterparty credit guidelines and enters into hedges only with major financial institutions that are investment grade or better. We do not have significant exposure to any one counterparty and management believes the risk of loss is remote and in any event would not be material. Additionally, Cardinal Health does not require collateral under these agreements.

New Accounting Pronouncements (Adopted during fiscal year 2009)

SFAS No. 157. In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements, but does not require any new fair value measurements.

SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position, or FSP, No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delayed the effective date of SFAS No. 157 for certain nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We adopted SFAS No. 157 for its financial assets and liabilities in the first quarter of fiscal 2009, which did not result in recognition of a transaction adjustment to retained earnings or have a material impact on our financial condition, results of operations or cash flows. We will adopt the provisions for nonfinancial assets and liabilities in the first quarter of fiscal 2010.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

SFAS No. 161. In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities, including (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133; and (iii) how derivative instruments and the related hedged item affect an entity’s results of operations, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We adopted SFAS No. 161 in the third quarter of fiscal 2009. Since SFAS No. 161 is a disclosure standard, this adoption did not have any impact on our financial condition, results of operations or cash flows.

SFAS No. 165. In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). This statement provides guidance to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. This statement is effective for interim or fiscal periods ending after June 15, 2009, and is applied prospectively. We adopted SFAS No. 165 in the fourth quarter of fiscal 2009; this adoption did not have any impact on our financial condition, results of operations or cash flows. We have evaluated subsequent events for recognition or disclosure through the date these financial statements were issued, September 15, 2009, which is the date the financial statements were initially filed with the SEC. (See Note 2 for impact of discontinued operations in revised financial statements).

New Accounting Pronouncements (Not yet adopted)

SFAS No. 141(R). In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which is a revision of SFAS No. 141. In general, SFAS No. 141(R) expands the definition of a business and transactions that are accounted for as business combinations. In addition, SFAS No. 141(R) generally requires all assets and liabilities of acquired entities to be recorded at fair value, and changes the recognition and measurement of related aspects of business combinations. SFAS No. 141(R) is effective for business combinations with an acquisition date within fiscal years beginning on or after December 15, 2008. The standard is required to be adopted prospectively and early adoption is not allowed. We are in the process of determining the effect the adoption of SFAS No. 141(R) will have on our financial condition, results of operations or cash flows. Upon adoption of FAS 141(R), adjustments to acquired tax contingencies for all acquisitions, regardless if they were completed prior to the adoption of FAS 141(R), are recorded to the income statement, rather than as an adjustment to Goodwill, if they occur anytime after the measurement period (generally one year from the acquisition date).

SFAS No. 160. In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“SFAS No. 160”). In general, SFAS No. 160 requires that a noncontrolling interest in a consolidated subsidiary be presented in the consolidated statements of financial position as a separate component of equity and also establishes a framework for recognition of changes in control for a consolidated subsidiary that is not 100% owned. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We are in the process of determining the effect the adoption of SFAS No. 160 will have on our financial condition, results of operations or cash flows.

SFAS No. 166. In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140 (“SFAS No. 166”). In general, SFAS No. 166 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”) to address accounting practices that have developed since the issuance of SFAS No. 140 that are not consistent with the original intent and key requirements of the Statement and address concerns that many financial assets and related obligations that have been derecognized should continue to be reported in the financial statement of the transferors. SFAS No. 166 is effective for fiscal years beginning after November 15, 2009, for interim periods within those fiscal years, and for interim and annual reporting periods thereafter. We do not expect the adoption of SFAS No. 166 will have a material impact on our financial condition, results of operations or cash flows.

SFAS No. 167. In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS No. 167”). In general, SFAS No. 167 amends certain guidance for determining whether an entity is a variable interest entity (VIE), requires a qualitative rather than a quantitative analysis to determine the primary beneficiary for a VIE, requires continuous assessments of whether an enterprise is the primary beneficiary of a VIE and requires enhanced disclosures about an enterprise’s involvement with a VIE. SFAS No. 167 is effective for fiscal years beginning after November 15, 2009, for interim periods within those fiscal years, and for interim and annual reporting periods thereafter. We do not expect the adoption of SFAS No. 167 will have a material impact on our financial condition, results of operations or cash flows.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

SFAS No. 168. In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally of Generally Accepted Accounting Principles - a Replacement of FASB Statement No. 162 (“SFAS No. 168”). SFAS No. 168 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We do not expect the adoption of SFAS No. 168 will have a material impact on our financial condition, results of operations or cash flows.

NOTE 2. DISCONTINUED OPERATIONS

On August 31, 2009, we completed the spinoff from Cardinal Health. In connection with the spinoff, Cardinal Health contributed the majority of the clinical and medical products segment to us, and retained certain lines of business that manufacture and sell surgical and exam gloves, drapes and apparel and fluid management products in the U.S. markets that were historically managed by us and, prior to the distribution, were part of the clinical and medical products businesses of Cardinal Health.

Audiology Business

During the first quarter of fiscal year 2010, management committed to a plan to dispose of its Audiology business which produces and markets hearing diagnostic equipment. The sale of the Audiology business was completed on October 1, 2009. Terms of the sale provide for adjustments in the final purchase price for a period of time subsequent to the closing.

The historical results of operations from the businesses retained by Cardinal Health and Audiology business have been presented within our financial statements as discontinued operations for all periods presented. As a result, the historical footnote disclosures have been revised to exclude amounts related to these businesses.

Summarized selected financial information for discontinued operations for the years ended June 30, 2009, 2008 and 2007 is as follows:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Revenue	$906	$855	$819
Operating Income	145	195	204
Income Before Income Taxes	376	404	419
Provision for Income Taxes	98	74	85
Income from Discontinued Operations, Net of Tax Expense	278	330	334

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

The assets and liabilities of discontinued operations are stated separately as of June 30, 2009 and 2008 on the accompanying combined balance sheets and are comprised of the following amounts:

(in millions)	June 30, 2009	June 30, 2008
ASSETS
Current Assets:
Cash and Equivalents	$157	$127
Trade Receivables, Net	79	67
Inventories, Net	134	139
Prepaid Expenses and Other	39	38

Current Assets of Discontinued Operations	409	371

Property and Equipment, Net	178	155
Goodwill	585	585
Intangible Assets, Net	20	21
Other Assets	5	18

Total Assets of Discontinued Operations	$1,197	$1,150

LIABILITIES
Current Liabilities:
Accounts Payable	$54	60
Other Accrued Liabilities	66	50

Current Liabilities of Discontinued Operations	120	110

Deferred Income Taxes and Other Liabilities	114	119

Total Liabilities of Discontinued Operations	$234	$229

In connection with the revision of our historical results of operations, we have evaluated the subsequent events for recognition and disclosure related to discontinued operations through November 13, 2009.

NOTE 3. ACQUISITIONS

Fiscal 2009. During fiscal year 2009, we did not complete any significant acquisitions.

Fiscal 2008. On May 12, 2008, we completed the acquisition of the assets of privately held Enturia Inc., or Enturia, a manufacturer of products and services directed at the infection prevention markets. The purchase price of the acquisition, which was paid in cash, was approximately $490 million, including the assumption of approximately $14 million of liabilities, which included $5 million of debt.

The final valuation of the acquired assets and liabilities resulted in goodwill of approximately $328 million and identifiable intangible assets of $129 million. Various factors contributed to the establishment of goodwill, including the benefit of adding Enturia’s portfolio of products, highly trained workforce, increased market penetration and future products. We identified and valued intangible assets related to trade names and trademarks, developed technology and customer relationships. The detail by category is as follows:

Category	Amount (in millions)	Average Life (in years)
Trade Names and Trademarks	$19	10
Developed Technology	25	10
Customer Relationships	85	10

Total Intangible Assets Acquired	$129

During fiscal 2008, we recorded a charge of $18 million related to the write-off of estimated IPR&D costs associated with the Enturia acquisition. The portion of the purchase price allocated to IPR&D in fiscal 2008 represented our preliminary estimate of the fair value of the research and development projects in-process at the time of the acquisition. These projects had not yet reached technological feasibility were deemed to have no alternative use and, accordingly, were immediately expensed at the acquisition date in accordance with FIN No. 4. During fiscal 2009, we completed the valuation of IPR&D and no adjustment is needed to the IPR&D charge recorded in fiscal 2008.

In connection with restructuring and integration plans related to our acquisition of Enturia, we accrued, as part of our acquisition adjustments, a liability of $20 million related to closing of certain facilities and $4 million related to employee termination costs.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

During fiscal 2009, we reclassified the $20 million liability to goodwill as it is no longer feasible to consolidate facilities due to the fact that the planned destination facilities will remain with Cardinal Health post separation. As of June 30, 2009, we had paid $3 million associated with employee-termination costs.

In addition, during fiscal 2008 we completed other acquisitions that individually were not significant. The aggregate purchase price of these acquisitions, which was paid in cash, was approximately $31 million with potential maximum contingent payments of $85 million. Assumed liabilities of these acquired businesses were immaterial. In connection with these other acquisitions, we recognized $25 million of IPR&D costs.

The combined financial statements include the results of operations from each of these business combinations from the date of acquisition. Had the transactions occurred at the beginning of fiscal 2008, results of operations would not have differed materially from reported results.

Fiscal 2007. On June 21 and 27, 2007, we completed the initial and subsequent tender offers for the outstanding common stock of VIASYS Healthcare Inc., or Viasys, a publicly-traded provider of products and services directed at the critical care ventilation, respiratory diagnostics and clinical services and other medical and surgical products markets. Through the tender offers, a total of approximately 29 million shares of Viasys common stock were validly tendered for $42.75 per share, which represented approximately 88% of all outstanding shares of Viasys. On June 28, 2007, we acquired from Viasys a number of additional shares so that we would hold more than 90% of the outstanding shares on a fully diluted basis. The same day, Viasys merged with a subsidiary of ours to complete the transaction.

The following table provides detail of the significant assets and liabilities acquired in connection with this transaction based on the final valuation upon acquisition:

(in millions)	June 27, 2007
Cash Consideration Paid to Former Shareholders	$1,517
Direct Acquisition Costs	24
Value of Vested Options Assumed	7

Total Purchase Price	$1,548

Balance Sheet as of the Acquisition Date:
Cash and Equivalents	$23
Trade Receivables	127
Inventories	91
Prepaid Expenses and Other	40

Total Current Assets	281
Property and Equipment	57
Other Assets	11
IPR&D	84
Other Intangibles	376
Goodwill (non-deductible)	1,002

Total Assets Acquired	1,811

Accounts Payable	22
Current Portion of Long-Term Obligations and Other Short-Term Borrowings	52
Other Accrued Liabilities	143

Total Current Liabilities	217
Long-Term Obligations, Less Current Portion	2
Deferred Income Taxes and Other Liabilities	165

Total Liabilities Acquired	384

Net Assets Retained by Us	1,427

Net Assets Retained by Parent	121

Net Assets Acquired	$1,548

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

Pro Forma Results (Unaudited)

The following summary, prepared on a pro forma basis, presents unaudited combined results of operations as if the acquisition of Viasys had been completed as of the beginning of fiscal 2007, after including the impact of adjustments for amortization of intangibles, interest expense on related borrowings and the effect of income taxes. This pro forma presentation does not include any impact of transaction synergies.

(in millions)	June 30, 2007
Revenue — As Reported	$2,659
Revenue — Pro Forma	$3,275
Income From Continuing Operations — As Reported	$168
Income From Continuing Operations — Pro Forma	$178
Net Income — As Reported	$502
Net Income — Pro Forma	$512

The pro forma results are not necessarily indicative of our results of operations had we owned Viasys for the entire periods presented.

The final valuation of the acquired assets and liabilities after certain purchase accounting adjustments resulted in goodwill of approximately $1.0 billion, which is not deductible for tax purposes, and identifiable intangible assets of $376 million as reported at June 30, 2007. The final valuation, completed in fiscal 2008, resulted in an $82 million reclassification from goodwill to identifiable intangible assets. Various factors contributed to the establishment of goodwill, including the benefit of our product sales force adding Viasys’s portfolio of products, highly trained workforce, increased market penetration and future products. We identified and valued intangible assets related to trade names and trademarks, developed technology and customer relationships. The detail by category is as follows:

Category	Amount (in millions)	Average Life (in years)
Trade Names and Trademarks	$157	Indefinite
Developed Technology	44	6
Customer Relationships	257	20

Total Intangible Assets Acquired	$458

During fiscal 2007, we recorded a charge of $84 million related to the write-off of estimated IPR&D costs associated with the Viasys acquisition. This charge was based on our preliminary estimate of the fair value of IPR&D. During fiscal 2008, we completed the valuation of IPR&D and recorded a $25 million adjustment to reduce the total write-off of IPR&D associated with the Viasys acquisition to $59 million. The portion of the purchase price allocated to IPR&D represents the estimated fair value of the research and development projects in-process at the time of the acquisition. These projects had not yet reached technological feasibility and were deemed to have no alternative use and, accordingly, were expensed in accordance with FIN No. 4.

In connection with restructuring and integration plans related to our acquisition of Viasys, we accrued, as part of our acquisition adjustments, a liability of $17 million for legal and recall charges, $11 million related to employee termination and relocation costs, $11 million related to closing of certain facilities and $2 million for other restructuring charges. As of June 30, 2009, we had paid $5 million of legal and recall related costs, $8 million of employee-related costs and $9 million associated with the facility closures. Additionally, we reversed $6 million of the $17 million accrued legal and recall charges and $2 million of the $11 million employee termination and relocation costs due to revised estimates.

In addition, during fiscal 2007 we completed other acquisitions that individually were not significant. The aggregate purchase price of these acquisitions, which was paid in cash, was approximately $145 million with potential maximum contingent payments of $11 million. Assumed liabilities of these acquired businesses were $19 million. In connection with these minor acquisitions, we recognized $1 million of IPR&D costs.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 4. RESTRUCTURING AND ACQUISITION INTEGRATION CHARGES

Restructuring charges are recorded in accordance with SFAS No. 146. Under SFAS No. 146, a liability is measured at its fair value and recognized as incurred. Acquisition integration charges are expensed as incurred.

The following is a summary of restructuring and acquisition integration charges for the fiscal years ended June 30, 2009, 2008 and 2007:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Restructuring Charges	$60	$11	$14
Acquisition Integration Charges	12	24	8

Total Restructuring and Acquisition Integration Charges	$72	$35	$22

Restructuring Charges

In fiscal 2009 we launched a series of restructuring programs with the goal to provide improved management focus through the re-alignment of the management structure and lowering its cost structure through a reduction in global workforce. The entire restructuring program is expected to result in $73 million in pre-tax charges. We recorded $58 million of the expected $73 million pre-tax restructuring charge during fiscal 2009. We expect the programs to be substantially complete by the end of fiscal 2010.

In addition to participating in the restructuring programs discussed above, we periodically incur costs to implement smaller restructuring efforts for specific operations. The restructuring plans focus on various aspects of operations, including closing and consolidating certain manufacturing operations, rationalizing headcount, and aligning operations in the most strategic and cost-efficient structure.

The following table and paragraphs provide additional detail regarding the types of restructuring charges incurred by us for the fiscal years ended June 30, 2009, 2008 and 2007:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Medical Technologies and Services
Employee-Related Costs	$14	$10	$2
Facility Exit and Other Costs	7	—	3

Total Medical Technologies and Services	21	10	5
Critical Care Technologies
Employee-Related Costs	26	—	3
Facility Exit and Other Costs	13	1	6

Total Critical Care Technologies	39	1	9

Total Restructuring Charges	$60	$11	$14

Employee-Related Costs. These costs primarily consist of severance accrued upon either communication of terms to employees or over the required service period, outplacement services provided to employees who have been involuntarily terminated and duplicate payroll costs during transition periods.

Facility Exit and Other Costs. These costs primarily consist of accelerated depreciation, equipment relocation costs, project consulting fees, and costs associated with restructuring our delivery of information technology infrastructure services.

Acquisition Integration Charges

Costs of integrating operations of various acquired companies are recorded as acquisition integration charges when incurred. The acquisition integration charges incurred during fiscal 2009 and fiscal 2008 were primarily a result of the acquisition of Viasys. The cost incurred during fiscal 2007 was primarily a result of the fiscal 2004 acquisition of ALARIS Medical Systems, Inc., or Alaris. During the fiscal years noted above, we also incurred acquisition integration charges for numerous smaller acquisitions.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

The following table and paragraphs provide additional detail regarding the types of acquisition integration charges incurred by us for the fiscal years ended June 30, 2009, 2008 and 2007:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Acquisition Integration Charges:
Employee-Related Costs	$2	$3	$1
Other Integration Costs	10	21	7

Total Acquisition Integration Charges	$12	$24	$8

Employee-Related Costs. These costs primarily consist of severance, retention bonuses, non-compete agreements and other forms of compensatory payouts made to employees as a direct result of the acquisitions.

Other Integration Costs. Other integration costs generally relate to expenses incurred to integrate the acquired company’s operations and systems into our existing operations and systems. These costs include, but are not limited to, the integration of information systems, employee benefits and compensation, corporate accounting and finance, sales and marketing and other.

Restructuring Accrual Rollforward. The following table summarizes activity related to liabilities associated with our restructuring charges as of June 30, 2009, 2008 and 2007, which are included within “Other Accrued Liabilities” in the combined balance sheets:

(in millions)	Restructuring
Balance at June 30, 2007	$4

Additions	11
Payments	(10)

Balance at June 30, 2008	5

Additions	60
Payments	(48)

Balance at June 30, 2009	$17

Certain acquisition and restructuring costs are based upon estimates. Actual amounts paid may ultimately differ from these estimates. If additional costs are incurred or recognized amounts exceed costs, such changes in estimates will be recognized when incurred.

NOTE 5. LEASES

Sales Type Leases. Our sales-type leases are for terms generally ranging from three to five years. Lease receivables are generally collateralized by the underlying equipment. The components of our net investment in sales-type leases are as follows as of June 30, 2009 and 2008:

	As of June 30,
(in millions)	2009	2008
Future Minimum Lease Payments Receivable	$1,484	$1,457
Unguaranteed Residual Values	25	24
Unearned Income	(192)	(203)
Allowance for Uncollectible Minimum Lease Payments Receivable	(7)	(6)

Net Investment in Sales-Type Leases	1,310	1,272
Less: Current Portion	391	373

Net Investment in Sales-Type Leases, Less Current Portion	$919	$899

Future minimum lease payments to be received pursuant to sales-type leases during the next five fiscal years and thereafter are as follows:

(in millions)	2010	2011	2012	2013	2014	Thereafter	Total
Minimum Lease Payments	$454	$411	$336	$211	$71	$1	$1,484

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

Operating Lease Revenue. Products under operating leases consist of the following at June 30, 2009 and 2008:

	As of June 30,
(in millions)	2009	2008
Products	$68	$68
Less: Allowance for Depreciation	(32)	(25)

	$36	$43

Future minimum lease payments to be received pursuant to operating leases during the next five fiscal years and thereafter are as follows:

(in millions)	2010	2011	2012	2013	2014	Thereafter	Total
Future Lease Payments	$26	$21	$17	$14	$8	$2	$88

NOTE 6. INVENTORIES

Inventories, accounted for at the lower of cost or market on the FIFO method, consisted of the following as of June 30, 2009 and 2008:

	As of June 30,
(in millions)	2009	2008
Finished Goods	$311	$294
Work-in-Process	31	41
Raw Materials	133	157

	475	492
Reserve for Excess and Obsolete Inventories	(46)	(47)

Inventories, Net	$429	$445

NOTE 7. PROPERTY AND EQUIPMENT

Property and equipment was comprised of the following at June 30, 2009 and 2008, respectively:

	As of June 30,
(in millions)	2009	2008
Land, Buildings and Improvements	$177	$251
Machinery and Equipment	664	476
Furniture and Fixtures	28	18

	869	745
Accumulated Depreciation	(473)	(298)

Property and Equipment, Net	$396	$447

Depreciation expense was $97 million, $83 million and $59 million for fiscal 2009, 2008 and 2007, respectively. We expense repairs and maintenance expenditures as incurred.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 8. GOODWILL AND OTHER INTANGIBLE ASSETS

The following table summarizes the changes in the carrying amount of goodwill for the two years ended June 30, 2009:

(in millions)	Total
Balance at June 30, 2007	$2,512
Goodwill Acquired, Net of Purchase Price Adjustments, Foreign Currency Translation Adjustments and Other	359
Goodwill Related to the Divestiture or Closure of Businesses and Assets Held for Sale	—

Balance at June 30, 2008	2,871
Goodwill Acquired, Net of Purchase Price Adjustments, Foreign Currency Translation Adjustments and Other	32
Goodwill Related to the Divestiture or Closure of Businesses and Assets Held for Sale	—

Balance at June 30, 2009	$2,903

As of June 30, 2009, goodwill for the Critical Care Technologies segment and the Medical Technologies and Services segment was $2,137 million and $766 million, respectively.

Intangible assets with definite lives are amortized over their useful lives which range from three to 20 years. The detail of other intangible assets by class for the two years ended June 30, 2009 is as follows:

(in millions)	Weighted Average Life (years)	Gross Intangible	Accumulated Amortization	Net Intangible
June 30, 2008
Unamortized Intangibles:
Trademarks and Patents	Indefinite	$356	$—	$356

Total Unamortized Intangibles		356	—	356
Amortized Intangibles:
Trademarks and Patents	10	234	69	165
Non-Compete Agreements	5	4	2	2
Customer Relationships	14	500	99	401
Other	6	56	23	33

Total Amortized Intangibles	13	794	193	601

Total Intangibles		$1,150	$193	$957

June 30, 2009
Unamortized Intangibles:
Trademarks and Patents	Indefinite	$337	$—	$337

Total Unamortized Intangibles		337	—	337
Amortized Intangibles:
Trademarks and Patents	10	292	97	195
Non-Compete Agreements	5	3	2	1
Customer Relationships	14	497	146	351
Other	9	34	22	12

Total Amortized Intangibles	13	826	267	559

Total Intangibles		$1,163	$267	$896

Amortization expense for the three years ended June 30, 2009, 2008 and 2007 is as follows:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Amortization Expense	$73	$63	$41

Amortization expense for each of the next five fiscal years is estimated to be:

(in millions)	2010	2011	2012	2013	2014
Amortization Expense	$73	$74	$71	$50	$46

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 9. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss) consisted of the following as of June 30, 2009 and 2008:

	Fiscal Year Ended, June 30,
(in millions)	2009	2008
Foreign Currency Translation Adjustments[1]	$(43)	$76
Net Unrealized Losses on Derivative Instruments[2]	(6)	(5)
Net Change in Minimum Pension Liability	(4)	2
Other	(2)	(2)

Accumulated Other Comprehensive Income (Loss)	$(55)	$71

[1]	Included within the $(43) million and $76 million of foreign currency translation adjustments as of June 30, 2009 and 2008 are $(23) million and $1 million associated with discontinued operations.
[2]

Included within the $(6) million and $(5) million of the net unrealized loss on derivative instruments as of June 30, 2009 and 2008 are $(2) million and $(5) million associated with discontinued operations.

NOTE 10. BORROWINGS

Outstanding borrowings consisted of the following as of June 30, 2009 and 2008:

	Fiscal Year Ended, June 30,
(in millions)	2009	2008
Debt Allocated from Parent	$1,281	$1,597
Other Obligations; Interest Averaging 3.30% in 2009 and 3.85% in 2008, Due in Varying Installments through 2015	8	12

Total Borrowings	1,289	1,609
Less: Current Portion	130	70

Long-Term Portion	$1,159	$1,539

Debt Allocated from Parent. Cardinal Health uses a centralized approach to U.S. domestic cash management and financing of its operations, excluding debt directly incurred by any of its businesses, such as debt assumed in an acquisition or certain capital lease obligations. The majority of our U.S. domestic cash is transferred to Cardinal Health daily and Cardinal Health funds our operating and investing activities as needed. A portion of Cardinal Health’s consolidated debt, which consists primarily of fixed rate public debt, has been allocated to us based on the debt levels consistent with an investment grade credit rating, including amounts directly incurred. The allocated debt amounts, presented as “Debt Allocated from Parent” have been classified on our balance sheet based on the maturities of Cardinal Health’s underlying debt. Net interest expense has been allocated in the same proportions as debt and includes the effect of interest rate swap agreements designated as fair value hedges. For fiscal 2009, 2008 and 2007, Cardinal Health has allocated to us net interest expense of $80 million, $88 million, and $72 million, respectively.

We believe the allocation basis for debt and net interest expense is reasonable based on the debt levels consistent with an investment grade credit rating for us. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company for the periods presented.

Other Borrowings. We also maintained other short-term credit facilities and an unsecured line of credit that allowed for borrowings up to $49 million and $59 million at June 30, 2009 and 2008, respectively. At June 30, 2009 and 2008, $16 million and $20 million, respectively, were outstanding under uncommitted facilities. The June 30, 2009 and 2008 outstanding balances under uncommitted facilities included $4 million and $5 million, respectively, which were classified in other obligations at June 30, 2009 and 2008, respectively. Additionally at June 30, 2009 and 2008 we had outstanding letters of credit under the uncommitted facilities of $12 million and $15 million, respectively. The remaining $4 million and $7 million balance of other obligations at June 30, 2009, and

2008, respectively, consisted primarily of additional notes, loans and capital leases. Obligations related to capital leases are secured by the underlying assets.

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NOTES TO COMBINED FINANCIAL STATEMENTS

Bridge Loan Facility. On July 1, 2009, we entered into a senior unsecured bridge loan facility (the “bridge loan facility”) to provide financing for an aggregate principal amount of $1.4 billion, with a term of 364 days from the date of any funding, for payment of the distribution to Cardinal Health as part of our spinoff. As the senior unsecured note offering (see below) was successfully completed prior to the separation, those proceeds were used to finance the payment of the distribution to Cardinal Health in lieu of drawing the bridge loan facility. As a result, the bridge loan facility was terminated on August 31, 2009. In connection with this termination, we expensed approximately $21 million of capitalized fees in the first quarter of fiscal 2010.

Revolving Credit Facilities. On July 1, 2009, we also entered into two senior unsecured revolving credit facilities with an aggregate principal amount of $720 million, with commitments thereunder allocated as follows:

•	$240 million —364-day revolving credit facility; and

•	$480 million —three-year revolving credit facility.

The commitments under the three-year revolving credit facility are subject to increase, upon our request and consent by the lenders, by up to an aggregate of $30 million, subject to certain conditions and commitments. Borrowings under the three-year revolving credit facility bear interest at a floating rate per annum based upon the London interbank offered rate for dollars (“LIBOR”) or the alternate base rate (“ABR”), in each case, plus an applicable margin, which in the case of LIBOR varies from 2.1% to 3.375% depending on CareFusion’s debt ratings and in the case of ABR varies from 1.1% to 2.375% depending on CareFusion’s debt ratings. Borrowings under the 364-day revolving credit facility bear interest at a floating rate per annum based upon LIBOR or ABR, in each case, plus an applicable margin, which in the case of LIBOR varies from 2.2% to 3.5% based upon CareFusion’s debt ratings and in the case of ABR varies from 1.2% to 2.5% based upon CareFusion’s debt ratings. All obligations under the revolving credit facilities will continue to be guaranteed by each of our existing and future direct and indirect material domestic subsidiaries.

The revolving credit facilities contain several customary covenants including, but not limited to, limitations on liens, subsidiary indebtedness, investments, dispositions, restricted payments, transactions with affiliates, and sale and lease-back transactions. The revolving credit facilities also contain financial covenants requiring CareFusion to maintain a consolidated leverage ratio of no more than 3.00:1.00 at any time during any period of four fiscal quarters, and a consolidated interest coverage ratio as of the end of any fiscal quarter of at least (i) 3.25:1.00 for the fiscal quarters ended on September 30, 2009 and December 31, 2009, (ii) 3.50:1.00 for the fiscal quarter ended on March 31, 2010, and (iii) 3.75:1.00 for the fiscal quarter ended on June 30, 2010 and thereafter. The revolving credit facilities are subject to customary events of default, including, but not limited to, non-payment of principal or other amounts when due, breach of covenants, inaccuracy of representations and warranties, cross-default to other material indebtedness, certain ERISA-related events, certain voluntary and involuntary bankruptcy events, and change of control.

Senior Unsecured Notes. On July 14, 2009, we offered and sold $1.4 billion aggregate principal amount of senior unsecured notes. The notes consist of the following tranches:

•	$250 million aggregate principal amount of 4.125% senior notes due 2012;

•	$450 million aggregate principal amount of 5.125% senior notes due 2014; and

•	$700 million aggregate principal amount of 6.375% senior notes due 2019.

The net proceeds of the offering were placed into an escrow account and were subsequently used to finance the distribution payment to Cardinal Health of approximately $1.4 billion related to our spinoff. The 2012 notes will mature on August 1, 2012, the 2014 notes will mature on August 1, 2014 and the 2019 notes will mature on August 1, 2019. In each case, interest will be paid on each February 1 and August 1, commencing February 1, 2010.

The indenture for the senior notes limits our ability to incur certain secured debt and enter into certain sale and leaseback transactions. In accordance with the indenture, we may redeem the senior notes prior to maturity, in whole or in part, at a redemption price equal to the greater of 100% of the principal amount of the senior notes to be redeemed or the sum of the remaining scheduled payments of principal and interest in respect of the senior notes to be redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to its present value, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at an adjusted treasury rate plus 45 basis points in the case of the 2012 notes, 45 basis points in the case of the 2014 notes and 50 basis points in the case of the 2019 notes, plus in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption. In addition, if we undergo a change of control and experience a below investment grade rating event, each as defined

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NOTES TO COMBINED FINANCIAL STATEMENTS

in the senior notes, we may be required to repurchase all of the senior notes at a purchase price equal to 101% of the aggregate principal amount of the senior notes repurchased plus any accrued and unpaid interest on the senior notes repurchased to the date of repurchase.

Future Payments. As of June 30, 2009, maturities of long-term obligations, including the $1,281 million of debt allocated from parent, for the next five fiscal years and thereafter are as follows:

(in millions)	2010	2011	2012	2013	2014	Thereafter	Total
Maturities of Long-Term Obligations	$130	$184	$114	$107	$—	$754	$1,289

The estimated fair value of our long-term obligations and other short-term borrowings, including debt allocated to us from Cardinal Health, was $1,217 million and $1,579 million as compared to the carrying amounts of $1,289 million and $1,609 million at June 30, 2009 and 2008, respectively. The fair value of our long-term obligations and other short-term borrowings is estimated based on either the quoted market prices for the same or similar issues and the current interest rates offered for debt of the same remaining maturities or estimated discounted cash flows.

NOTE 11. INCOME TAXES

Our income taxes as presented are calculated on a separate tax return basis, although our operations have historically been included in Cardinal Health’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. Cardinal Health’s global tax model has been developed based on its entire portfolio of businesses. Accordingly, our tax results as presented are not necessarily reflective of the results that we would have generated on a stand-alone basis.

With the exception of certain dedicated foreign entities, we do not maintain taxes payable to/from our parent and we are deemed to settle the annual current tax balances immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in Parent Company Investment.

In accordance with the provisions of SFAS No. 109, we account for income taxes using the asset and liability method. The asset and liability method requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between tax basis and financial reporting basis of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which we operate. Deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the United States when it is expected that these earnings are permanently reinvested.

In the first quarter of fiscal 2008, we adopted the provisions of FIN. No. 48. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in the consolidated financial statements in accordance with SFAS No. 109. This standard provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. The cumulative effect of adoption of this interpretation was a $35 million reduction of Parent Company Investment. Of the $35 million reduction in “Parent Company Equity” $18 million is related to discontinued operations.

Income before income taxes is as follows for fiscal years ended June 30, 2009, 2008 and 2007:

	For Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
U.S. Operations	$141	$159	$(65)
Non-U.S. Operations	202	284	264

Total	$343	$443	$199

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

Provision for Income Taxes. The provision/(benefit) for taxes consists of the following for the fiscal years ended June 30, 2009, 2008 and 2007:

	For Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Current:
Federal	$96	$20	$43
State and Local	19	(1)	2
Non-U.S.	9	25	18

Total	124	44	63
Deferred:
Federal	(23)	47	(10)
State and Local	(47)	13	(19)
Non-U.S.	(1)	6	(3)

Total	(71)	66	(32)

Total Provision	$53	$110	$31

A reconciliation of the provision for taxes based on the federal statutory income tax rate to our effective income tax rate is as follows for fiscal years ended June 30, 2009, 2008 and 2007:

	For Fiscal Year Ended June 30,
	2009	2008	2007
Provision at Federal Statutory Rate	35.0%	35.0%	35.0%
State and Local Income Taxes, net of Federal Benefit	0.8	1.0	2.4
Foreign Tax Rate Differential	(9.0)	(9.7)	(27.8)
Nondeductible/Nontaxable Items	(0.4)	(0.1)	1.0
Acquired IPR&D	—	(2.1)	15.6
Refund Claim	(7.0)	—	—
Deferred State Tax Rate Adjustment	(6.0)	—	(9.7)
Other	2.1	0.7	(0.9)

Effective Income Tax Rate	15.5%	24.8%	15.6%

As of June 30, 2009 we had $2.0 billion of undistributed earnings from non-U.S. subsidiaries that are intended to be permanently reinvested in non-U.S. operations. Because these earnings are considered permanently reinvested, no U.S. tax provision has been accrued related to the repatriation of these earnings. It is not practicable to estimate the amount of U.S. tax that might be payable on the eventual remittance of such earnings.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

Deferred Tax Assets and Liabilities. Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The components of the deferred income tax assets and liabilities as of June 30, 2009 and 2008 are as follows:

	For Fiscal Year Ended June 30,
(in millions)	2009	2008
Deferred Income Tax Assets:
Receivable Basis Difference	$6	$9
Accrued Liabilities	59	75
Equity Compensation	42	29
Loss and Tax Credit Carryforwards	25	17
Property-Related	63	48
Inventory Basis Differences	29	19
Deferred Tax Assets under FIN. No. 48	25	16
Other	28	31

Total Deferred Income Tax Assets	277	244
Valuation Allowance for Deferred Income Tax Assets	(6)	(3)

Net Deferred Income Tax Assets	271	241

Deferred Income Tax Liabilities:
Goodwill and Other Intangibles	(300)	(319)
Revenue on Lease Contracts	(511)	(528)
Other	—	(2)

Total Deferred Income Tax Liabilities	(811)	(849)

Net Deferred Income Tax Liabilities	$(540)	$(608)

Deferred tax assets and liabilities in the preceding table, after netting by taxing jurisdiction, are in the following captions in the combined balance sheet at June 30, 2009 and 2008:

	For Fiscal Year Ended June 30,
(in millions)	2009	2008
Current Deferred Tax Asset[1]	$11	$6
Non Current Deferred Tax Asset[2]	9	9
Current Deferred Tax Liability[3]	(6)	(42)
Non Current Deferred Tax Liability[4]	(554)	(581)

Net Deferred Tax Liability	$(540)	$(608)

[1]	Included in “Prepaid Expenses and Other”.
[2]	Included in “Other Assets”.
[3]	Included in “Other Accrued Liabilities”.
[4]	Included in “Deferred Income Taxes and Other Liabilities”.

At June 30, 2009, we had gross federal, state and international loss and credit carryforwards of $5 million, $136 million and $39 million, respectively, the tax effect of which is an aggregate deferred tax asset of $23 million. Substantially all of these carryforwards are available for at least three years or have an indefinite carryforward period. The valuation allowance of $6 million at June 30, 2009 applies to certain federal, international, and state and local carryforwards that, in the opinion of management, are more likely than not to expire unutilized. However, to the extent that tax benefits related to these carryforwards are realized in the future, the reduction in the valuation allowance would be applied against income tax expense.

Unrecognized Tax Benefits. We had $222 million and $122 million of unrecognized tax benefits at June 30, 2009 and July 1, 2008, respectively. Included in the June 30, 2009 and July 1, 2008 balances are $181 million and $88 million, respectively, of unrecognized tax benefits that, if recognized, would have an impact on the effective tax rate. The remaining unrecognized tax benefits relate to tax positions for which ultimate deductibility is highly certain but for which there is uncertainty as to the timing of such deductibility and to tax positions related to acquired companies in the amount of $0 million and $19 million at June 30, 2009 and July 1, 2008, respectively. Recognition of these tax benefits would not affect our effective tax rate. Effective July 1, 2009, we will adopt

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

SFAS No. 141(R), which will result in an impact to the effective tax rate for unrecognized tax benefits related to tax positions of acquired companies if recognized after the date of adoption. We include the full amount of unrecognized tax benefits in deferred income taxes and other liabilities in the combined balance sheets. A reconciliation of the unrecognized tax benefits from July 1, 2008 to June 30, 2009, is as follows:

(in millions)
Balance at July 1, 2008	$122
Additions for Tax Positions of the Current Year	26
Additions for Tax Positions of Prior Years	94
Reductions for Tax Positions of Prior Years	(10)
Settlements with Tax Authorities	(9)
Expiration of the Statute of Limitations	(1)

Balance at June 30, 2009	$222

We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of June 30, 2009 and July 1, 2008, we had $44 million and $22 million, respectively, accrued for the payment of interest and penalties. These balances are gross amounts before any tax benefits and are included in deferred income taxes and other liabilities in the combined balance sheets. For the year ended June 30, 2009, we recognized $22 million of interest and penalties in the combined statement of income.

Cardinal Health files income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions and various foreign jurisdictions. With few exceptions, Cardinal Health is subject to audit by taxing authorities for fiscal years ending June 30, 2001 through the current fiscal year. The IRS currently has ongoing audits of fiscal years 2001 through 2007.

Subsequent to the fiscal year ended June 30, 2008, Cardinal Health received an IRS Revenue Agent Report for tax years 2003 through 2005, which included new Notices of Proposed Adjustment related to the its transfer pricing arrangements between foreign and domestic subsidiaries, including certain entities included in our combined financial statements, and the transfer of intellectual property among subsidiaries. The amount of additional tax proposed by the IRS in the new notices totals $462 million, excluding penalties and interest which may be significant. We and Cardinal Health disagree with these proposed adjustments and the valuations underlying such adjustments and intend to vigorously contest them.

It is possible that there could be a change in the amount of unrecognized tax benefits within the next 12 months due to activities of the IRS or other taxing authorities, including proposed assessments of additional tax, possible settlement of audit issues, or the expiration of applicable statutes of limitations. It is not possible to reasonably estimate the amount of such change in unrecognized tax benefits at this time.

NOTE 12. COMMITMENTS AND CONTINGENCIES

In addition to commitments and obligations in the ordinary course of business, we are subject to various claims, other pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. We accrue for contingencies related to litigation in accordance with SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”), which requires us to assess contingencies to determine the degree of probability and range of possible loss. An estimated loss contingency is accrued in our financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because litigation is inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. We regularly review contingencies to determine the adequacy of the accruals and related disclosures. The amount of ultimate loss may differ from these estimates. It is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

ICU Litigation. One of our subsidiaries CareFusion 303 was a party to ICU Medical, Inc. v. ALARIS Medical Systems, Inc., a patent infringement action that was filed in the U.S. District Court for the Southern District of California on June 16, 2004. The complaint alleged that the Alaris SmartSite family of needle-free valves infringes upon ICU patents. ICU sought monetary damages plus permanent injunctive relief to prevent us from selling SmartSite products. On July 30, 2004, the District Court denied ICU’s application for a preliminary injunction finding, among other things, that ICU had failed to show a substantial likelihood of success on the merits. During July and August 2006, the District Court granted summary judgment to us on three of the four patents asserted

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NOTES TO COMBINED FINANCIAL STATEMENTS

by ICU and issued an order interpreting certain claims in certain patents in a manner that could impair ICU’s ability to enforce those patents against us. On January 22, 2007, the District Court granted summary judgment in favor of us on all of ICU’s remaining claims and declared certain of their patent claims invalid. The District Court also ordered ICU to pay us approximately $5 million of attorneys’ fees and costs. On October 24, 2007, ICU appealed these decisions to the U.S. Court of Appeals for the Federal Circuit. On March 13, 2009, the Court of Appeals affirmed the rulings of the District Court in this matter on all grounds. The Court of Appeals denied ICU’s request for a panel rehearing on the issue of attorneys’ fees, and ICU subsequently paid us attorney’s fees in accordance with the court order.

FDA Consent Decree. In February 2009, we and the U.S. Food and Drug Administration, or FDA, amended a Consent Decree for Condemnation and Permanent Injunction, between CareFusion 303, our subsidiary that manufactures and sells infusion pumps in the United States, and the FDA to include all infusion pumps manufactured by or for CareFusion 303. The original Consent Decree and the Consent Decree as amended are referred to hereinafter as the “Consent Decree” and the “Amended Consent Decree”, respectively. The Amended Consent Decree was entered by the U.S. District Court for the Southern District of California on February 23, 2009. The FDA alleged in the Amended Consent Decree that based on a January 2008 inspection, certain of our infusion pumps did not satisfy the standards of the Federal Food, Drug and Cosmetic Act, or FDC Act. Without admitting the allegations contained in the Amended Consent Decree, and in addition to the requirements of the original Consent Decree, we agreed, among other things to: (i) by no later than April 24, 2009, submit a corrective action plan to the FDA to bring Alaris system and all other infusion pumps in use in the U.S. market into compliance with the FDC Act (which was timely submitted); (ii) by no later than June 3, 2009, have an independent expert perform a comprehensive inspection of our infusion pump facilities and certify whether our infusion pump operations are in conformity with the Quality System Regulation and certain other provisions of the FDC Act (which certification was timely submitted to the FDA); and (iii) by no later than June 3, 2009, have an independent recall expert inspect our recall procedures and all ongoing recalls involving our infusion pumps and certify whether the recall procedures are in compliance with the FDC Act and whether we should take any further remedial actions with respect to any recalls involving our infusion pumps (which certification was timely submitted to the FDA). The Amended Consent Decree does not apply to intravenous administration sets and accessories. Furthermore, it does not prohibit us from continuing to manufacture, market and sell infusion pumps (other than the Alaris SE pumps, which were covered under the Consent Decree). The Amended Consent Decree also authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing, recall products and take other actions. We may be required to pay damages of $15,000 per day per violation if we fail to comply with any provision of the Amended Consent Decree, up to $15 million per year.

The original Consent Decree was entered by the District Court on February 8, 2007. Prior to entering into the Consent Decree, we had initiated a voluntary field corrective action on August 15, 2006, of our Alaris SE pumps as a result of information indicating that the product had a risk of “key bounce” associated with keypad entries that could lead to over-infusion of patients. On August 23, 2006, the United States filed a complaint in the District Court to effect the seizure of Alaris SE pumps and approximately 1,300 units were seized by the FDA. Under the Consent Decree, we were required to, among other things, submit a plan to the FDA outlining corrections for the Alaris SE pumps currently in use by customers and a reconditioning plan for the seized Alaris SE pumps.

Since the time the original Consent Decree and the Amended Consent Decree were entered into, we have been working to satisfy the obligations of the Consent Decree and the Amended Consent Decree. On August 24, 2007, the FDA notified us that we had met the conditions of our reconditioning plan for the Alaris SE pumps that were seized to the FDA’s satisfaction. In addition, on October 10, 2008, we notified the FDA that we had satisfied our best efforts obligation to find and remediate Alaris SE pumps in the United States in use by customers. We also had previously engaged an independent expert to inspect the Alaris SE pump facilities and certify the infusion pump operations as required by the Consent Decree. On April 2, 2008, we implemented a new quality system in our infusion pump facilities. On April 24, 2009, the independent expert provided a certification to the FDA indicating that the infusion pump operations are in conformity with the FDC Act, which meets the requirements of the original Consent Decree. On June 2, 2009, the independent expert provided a certification to the FDA on the remainder of the items required by the Amended Consent Decree.

On April 24, 2009, we submitted the corrective action plan required by the Amended Consent Decree to the FDA. Included in the corrective action plan was, among other proposed corrective actions, a software correction that addresses a potential risk recently identified with the Alaris PCA (Patient Controlled Analgesia) module when used with the Alaris PC Unit operating with software versions 8 through 9.1. When the products are used together, the Alaris PCA module may infuse above or below the intended infusion dose if a specific sequence of events occurs. We recorded a reserve of $18 million in the third quarter of fiscal year 2009 based on our estimate of the costs that will be incurred in connection with the corrective action plan. On June 2, 2009, the FDA notified us that the corrective action plan was acceptable and that we should begin implementation of the plan. We had placed a hold on shipping the

Alaris PCA module and related Alaris PC Unit pending 510(k) clearance from the FDA for the software correction. We received 510(k) clearance on July 9, 2009, and we have since resumed shipments.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

We cannot currently predict the outcome of this matter, whether additional amounts will be incurred to resolve this matter, if any, or the matter’s ultimate impact on our business. We may be obligated to pay more or less than the amount that we reserved in connection with the Amended Consent Decree and our corrective action plan because, among other things, the cost of implementing the corrective action plan may be different than our current expectations (including as a result of changes in manufacturing, delivery and material costs), the FDA may determine that we are not fully compliant with the Amended Consent Decree or our corrective action plan and therefore impose penalties under the Amended Consent Decree, and/or we may be subject to future proceedings and litigation relating to the matters addressed in the Amended Consent Decree.

Other Matters. In addition to the matters described above, we also become involved in other litigation and regulatory matters incidental to our business, including, but not limited to, product liability claims, employment matters, commercial disputes, intellectual property matters, inclusion as a potentially responsible party for environmental clean-up costs, and litigation in connection with acquisitions and divestitures. We intend to vigorously defend our self against such litigation and do not currently believe that the outcome of any such litigation will have a material adverse effect on our combined financial statements.

We may also determine that products manufactured or marketed by us do not meet our specifications, published standards or regulatory requirements. When a quality issue is identified, we investigate the issue and take appropriate corrective action, such as withdrawal of the product from the market, correction of the product at the customer location, notice to the customer of revised labeling and other actions. We have recalled, and/or conducted field alerts relating to, certain of our products from time to time. These activities can lead to costs to repair or replace affected products, temporary interruptions in product sales and action by regulators, and can impact reported results of operations. We currently do not believe that these activities (other than those specifically disclosed herein) have had or will have a material adverse effect on our business or results of operations.

See note 11 for additional discussion of contingencies related to our income taxes.

Commitments. The future minimum rental payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year at June 30, 2009, are as follows:

(in millions)	2010	2011	2012	2013	2014	Thereafter	Total
Minimum Rental Payments	$35	$30	$26	$23	$21	$51	$186

Rental expense relating to operating leases was approximately $49 million, $46 million and $28 million in fiscal 2009, 2008 and 2007, respectively. Sublease rental income was not material for any period presented herein.

NOTE 13. GUARANTEES

In the ordinary course of business, we, from time to time, agree to indemnify certain other parties under agreements with us. These agreements include financial and performance guarantees related to acquisitions and disposition agreements, customer agreements, and intellectual property licensing agreements. Such indemnification obligations vary in scope and, when defined, in duration. In some cases, a maximum obligation is not explicitly stated and therefore the related maximum amount of the liability under such indemnification obligations cannot be reasonably estimated. Where appropriate, such indemnification obligations are recorded as a liability. Historically, we have not, individually or in the aggregate, made payments under these indemnification obligations in any material amounts. In addition, we believe that the likelihood of a material liability being triggered under these indemnification obligations is not significant.

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NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 14. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASURES

As more fully described in note 1, we are exposed to market risks arising from changes in foreign currency exchange rates and interest rates. We manage these risks by entering into derivative financial instruments.

The following table summarizes the fair value of our assets and liabilities related to derivative financial instruments, and the respective line items in which they were recorded in the combined balance sheets as of June 30, 2009 and 2008:

(in millions)	Balance Sheet Location	June 30, 2009	June 30, 2008
Assets:
Derivatives Designated as Hedging Instruments:
Foreign Currency Forward Contracts	Prepaid Expenses and Other	$1	$2

Total		1	2
Derivatives Not Designated as Hedging Instruments:
Foreign Currency Forward Contracts	Prepaid Expenses and Other	—	—

Total		—	—

Total Assets		$1	$2

Liabilities:
Derivatives Designated as Hedging Instruments:
Foreign Currency Forward Contracts	Other Accrued Liabilities	$4	$2

Total		4	2
Derivatives not Designated as Hedging Instruments:
Foreign Currency Forward Contracts	Other Accrued Liabilities	—	—

Total		—	—

Total Liabilities		$4	$2

Cash Flow Hedges. We enter into foreign currency forward contracts to protect the value of anticipated foreign currency revenues and expenses associated with certain forecasted transactions. These derivative instruments are designated and qualify as cash flow hedges. Accordingly, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (“OCI”) and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument is recognized in earnings immediately. The cash flow impact of fair value hedges is included in the combined statements of cash flows in “Other Accrued Liabilities and Operating Items, Net”.

At June 30, 2009 and 2008, we held forward contracts to hedge probable, but not firmly committed, revenue and expenses. The principal currencies hedged are the Canadian dollar, European euro, Mexican peso, British pound, and Australian dollar.

The following table summarizes the outstanding cash flow hedges as of June 30, 2009 and 2008:

	June 30, 2009		June 30, 2008
(in millions)	Notional Amount	Maturity Date	Notional Amount	Maturity Date
Foreign Currency Forward Contracts	$160	June 2010	$189	June 2009

The following table summarizes the unrealized loss included in OCI for derivative instruments designated as cash flow hedges for the fiscal years ended June 30, 2009, 2008 and 2007:

	For Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Foreign Currency Forward Contracts	$(6)	$(5)	$(3)

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NOTES TO COMBINED FINANCIAL STATEMENTS

Included within the OCI balance at June 30, 2009, 2008 and 2007 are $(2) million, $(5) million and $(2) million, respectively, associated with discontinued operations.

The following table summarizes the gain/(loss) reclassified from accumulated OCI into earnings for derivative instruments designated as cash flow hedges for the fiscal years ended June 30, 2009, 2008 and 2007:

(in millions)		For Fiscal Year Ended June 30,
Cash Flow Hedging Instruments	Statement of Income Location	2009	2008	2007
Foreign Currency Forward Contracts	Revenue	$(1)	$(1)	$—
Foreign Currency Forward Contracts	Cost of Products Sold	3	(2)	(1)
Foreign Currency Forward Contracts	Selling, General and Administrative Expenses	(3)	2	—

Total Gain (Loss) Reclassified		$(1)	$(1)	$(1)

The amount of ineffectiveness associated with these derivative instruments was not material.

Fair Value (Non-Designated) Hedges. We enter into foreign currency forward contracts to manage foreign exchange exposure related to intercompany financing transactions and other balance sheet items subject to revaluation that do not meet the requirements for hedge accounting treatment. Accordingly, these derivative instruments are adjusted to current market value at the end of each period. The gain or loss recorded on these instruments is substantially offset by the remeasurement adjustment on the foreign currency denominated asset or liability. The settlement of the derivative instrument and the remeasurement adjustment on the foreign currency denominated asset or liability are both recorded in the combined statements of income in “Interest Expense and Other, Net” at the end of each period. The cash flow impact of fair value hedges is included in the combined statements of cash flows in “Other Accrued Liabilities and Operating Items, Net”.

The following table summarizes the economic derivative instruments outstanding as of June 30, 2009 and 2008:

	June 30, 2009		June 30, 2008
(in millions)	Notional Amount	Maturity Date	Notional Amount	Maturity Date
Foreign Currency Forward Contracts	$314	July 2009	$263	July 2008

The following table summarizes the loss recognized in earnings for economic derivative instruments for the fiscal years ended June 30, 2009, 2008 and 2007:

(in millions)		For Fiscal Year Ended June 30,
Fair Value Hedging Instruments	Statement of Income Location	2009	2008	2007
Foreign Currency Forward Contracts	Interest Expense and Other, Net	$(8)	$(42)	$(17)

The following is a summary of the fair value loss on our derivative instruments, based upon the estimated amount that we would pay to terminate the contracts as of June 30, 2009 and 2008. The fair values are based on quoted market prices for the same or similar instruments.

	June 30, 2009		June 30, 2008
(in millions)	Notional Amount	Fair Value Gain/(Loss)	Notional Amount	Fair Value Gain/(Loss)
Foreign Currency Forward Contracts	$474	$(4)	$452	$—

Amounts deferred in accumulated other comprehensive income (loss) at June 30, 2009, that are expected to be reclassified into earnings during the next twelve months represent an after-tax loss of $4 million. The amount expected to be reclassified into earnings during the next twelve months includes unrealized gains and losses related to open foreign currency contracts. Accordingly, the amounts that are ultimately reclassified into earnings may differ materially.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

Fair Value Measurements. As more fully described in note 1, we adopted the provision of SFAS No. 157 effective July 1, 2008. SFAS No. 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair values are as follows:

•	Level 1 — Observable prices in active markets for identical assets and liabilities;

•

Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data; and

•

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The following table presents information about our financial assets and financial liabilities that are measured at fair value on a recurring basis at June 30, 2009, and indicates the fair value hierarchy of the valuation techniques we utilize to determine such fair value:

	Fair Value Measurements
(in millions)	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash Equivalents	$214	$—	$—	$214
Other Investments	8	—	—	8
Foreign Currency Forward Contracts	—	1	—	1

Financial Liabilities:
Foreign Currency Forward Contracts	—	(4)	—	(4)

Total	$222	$(3)	$—	$219

The cash equivalents balance is comprised of highly liquid investments purchased with a maturity of three months or less. The other investments balance includes investments in mutual funds classified as trading securities and investments in Cardinal Health stock classified as equity, all related to our deferred compensation plan.

The fair value of our foreign currency forwards were determined based on the present value of expected future cash flows considering the risks involved, including nonperformance risk, and using discount rates appropriate for the respective maturities.

NOTE 15. RELATED PARTY TRANSACTIONS AND PARENT COMPANY EQUITY

During the periods presented, we participated in a number of corporate-wide programs administered by Cardinal Health. These programs include, but are not limited to, participation in Cardinal Health domestic cash management system, insurance programs, employee benefit programs, worker’s compensation programs, and tax planning services. The following is a discussion of the relationship with Cardinal Health, the services they provided and how they have been accounted for in our financial statements.

Allocation of General Corporate Expenses. The combined financial statements include expense allocations for certain functions provided by Cardinal Health, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, and stock-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount or other appropriate measure. During the fiscal years ended June 30, 2009, 2008 and 2007, we were allocated $406 million, $407 million and $428 million, respectively, of general corporate expenses incurred by Cardinal Health which is included within SG&A expenses in the combined statements of income. Included within the $406 million, $407 million and $428 million of SG&A expenses allocated to us from Cardinal Health for the years ended June 30, 2009, 2008 and 2007 are $21 million, $23 million and $23 million allocable to discontinued operations.

The expense allocations have been determined on a basis that both we and Cardinal Health consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent, publicly-traded company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organization structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

Related Party Sales. We sell certain medical products and supplies through the medical distribution business of Cardinal Health. We recognize product revenue on sales through the medical distribution business of Cardinal Health primarily when title transfers to the end customer, which is typically upon receipt by the end customer. Our product revenue related to these sales totaled $958 million, $933 million and $836 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively. Included within the $958 million, $933 million and $836 million related to these sales for the years ended June 30, 2009, 2008 and 2007 are $417 million, $407 million and $385 million associated with discontinued operations. Inventory associated with these sales held in Cardinal Health distribution centers was $93 million and $99 million at June 30, 2009 and 2008, respectively. Included within the $93 million, and $99 million of the inventory associated with these sales as of June 30, 2009, and 2008 is $38 million, and $29 million associated with discontinued operations. Accounts receivable associated with these customer sales is maintained by Cardinal Health. The amount of accounts receivable allocated to us was $129 million and $133 million at June 30, 2009 and 2008, respectively. Included within the $129 million, and $133 million of accounts receivable allocated to us as of June 30, 2009, and 2008 is $47 million, and $47 million associated with discontinued operations.

Parent Company Equity. Net transfers (to)/from parent are included within Parent Company Investment on the combined statements of parent company equity. The components of the net transfers (to)/from parent as of June 30, 2009, 2008, and 2007 are as follows:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Net Change in Debt Allocated from Parent	$316	$(338)	$(135)
Net Change in Income Tax Accounts	(67)	(122)	(124)
Cash Transferred from Parent for Acquisitions	5	521	1,572
Cash Repatriation to Parent	—	(174)	—
Loans to Parent	(608)	(325)	(2)
Corporate Push Down	(22)	28	3
Other	337	(80)	297

Total Net Transfers (to)/from Parent	$(39)	$(490)	$1,611

During fiscal 2009, 2008 and 2007, Cardinal Health paid royalties to us under various royalty agreements. Amounts outstanding under these agreements are considered settled for cash in the combined financial statements at the end of each reporting period and, as such, are included in Parent Company Investment. As a result of the separation from Cardinal Health, we no longer receive royalty income from these agreements, as the intellectual property underlying the royalty income remained with Cardinal Health.

Historically, we have participated in Cardinal Health’s centralized approach to U.S. domestic cash management and financing of its operations, excluding debt directly incurred by any of its businesses, such as debt assumed in an acquisition or certain capital lease obligations. The majority of our domestic cash is transferred to Cardinal Health daily and Cardinal Health funds our operating and investing activities as needed. Following the separation from Cardinal Health, which occurred on August 31, 2009, we became responsible for our own cash management and will no longer receive cash from Cardinal Health to fund our operating or investing needs.

Historically, a portion of Cardinal Health’s consolidated debt has been allocated to us based on the debt levels consistent with an investment grade credit rating, including amounts directly incurred. Net interest expense has been allocated in the same proportions as debt and includes the effect of interest rate swap agreements designated as fair value hedges. Total debt allocated to us from Cardinal Health at June 30, 2009 and June 30, 2008, was $1,281 million (including $129 million current portion), and $1,597 million (including $63 million current portion), respectively. For fiscal 2009, 2008 and 2007, Cardinal Health has allocated to us net interest expense of $80 million, $88 million and $72 million, respectively. Post separation, we became responsible for our financing arrangements and no longer receive a debt allocation from Cardinal Health.

We believe the allocation basis for debt and net interest expense is reasonable based on the debt levels consistent with an investment grade credit rating for us. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company for the periods presented.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

The combined financial statements also include the push down of certain assets and liabilities that have historically been held at the Cardinal Health corporate level but which are specifically identifiable or otherwise allocable to us. The cash and cash equivalents held by Cardinal Health at the corporate level were not allocated to us for any of the periods presented. Cash and equivalents in our combined balance sheets primarily represent cash held locally by international entities included in our combined financial statements. Transfers of cash to and from Cardinal Health’s domestic cash management system are reflected as a component of “Parent Company Investment” on the combined balance sheets. Cardinal Health maintains self-insurance programs at a corporate level. We were allocated a portion of the accrued liability and expenses associated with these programs as part of the liability push down from Cardinal Health general corporate overhead expenses.

All significant intercompany transactions between us and Cardinal Health have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flow as a financing activity and in the combined balance sheets as Parent Company Investment.

NOTE 16. SEGMENT INFORMATION

Our operations are principally managed on a products and services basis and are comprised of two reportable segments: Critical Care Technologies and Medical Technologies and Services.

In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”), we report segment information based on the management approach. The management approach designates the internal reporting used by the Chief Operating Decision Maker, or the CODM, for making decisions and assessing performance as the source of our reportable segments. The CODM is our Chief Executive Officer. The CODM allocates resources to and assesses the performance of each operating segment using information about its revenues and operating income/(loss) before interest and taxes. We have determined our operating segments as follows based on the information used by the CODM.

Critical Care Technologies. Our dispensing technologies, infusion and respiratory operating segments are aggregated into the Critical Care Technologies segment. This segment develops, manufactures and markets IV medication products, including IV infusion systems, primarily to hospitals, ambulatory surgical centers and transport services. It also provides point-of-care systems that automate the dispensing of medications and supplies in hospitals and other healthcare facilities. Finally, it develops, manufactures and markets products for diagnosis and treatment of pulmonary and sleep-related disorders primarily to hospitals, clinics, private physicians and research centers.

In accordance with SFAS No. 131, we determined the three operating segments within Critical Care Technologies qualify for aggregation based on the criteria that: (i) aggregation is consistent with the objective and basic principles of SFAS No. 131; (ii) the operating segments have similar economic characteristics; and (iii) the segments have similar basic characteristics in each of the following areas: the nature of the products or services, the nature of the production process, the type or class of customer for their products or services, the methods used to distribute their products or provide their services and the nature of the regulatory environment.

Medical Technologies and Services. This segment provides single-use medical products used in surgical and vascular access procedures to hospitals, ambulatory surgical centers and other healthcare settings. It also develops, manufactures and markets reusable stainless-steel surgical instruments and a variety of medical devices used primarily by interventional radiologists and surgeons in combination with certain image guidance technologies primarily to hospitals. Finally, it develops, manufactures and markets a line of neurological and vascular diagnostic and monitoring products to hospitals and other healthcare facilities such as private practice and outpatient clinics, ambulatory surgery centers and physician offices. After the spinoff, Cardinal Health retained certain lines of business that manufactured and sold surgical and exam gloves, drapes and apparel and fluid management products in the U.S. markets, which were previously a component of the Medical Technologies and Services segment of CareFusion.

We evaluate the performance of the segments based upon, among other things, segment profit. Segment profit is segment revenue less segment cost of products sold, SG&A expenses, research and development expenses and restructuring and acquisition integration charges. With the exception of goodwill, we do not identify or allocate assets by operating segment; accordingly, segment related disclosures with respect to assets have been omitted.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

The following table presents information about our reporting segments for the fiscal years ended June 30, 2009, 2008 and 2007:

(in millions)	Critical Care Technologies[1]	Medical Technologies and Services[2]	Total
Fiscal 2009:
External Revenues	$2,429	$1,166	$3,595
Depreciation and Amortization	112	58	170
Operating Income	354	90	444
Capital Expenditures	85	44	129

Fiscal 2008:
External Revenues	$2,603	$1,060	$3,663
Depreciation and Amortization	111	35	146
Operating Income	512	18	530
Capital Expenditures	152	52	204

Fiscal 2007:
External Revenues	$1,905	$754	$2,659
Depreciation and Amortization	76	24	100
Operating Income	245	16	261
Capital Expenditures	82	27	109

[1]

The Critical Care Technologies segment’s revenue is primarily derived from two main product categories. These product categories and their respective contributions to revenue are as follows for fiscal 2009, 2008 and 2007:

Product Category	2009	2008	2007
Critical Care	61%	65%	59%
Dispensing	39%	35%	41%
Total	100%	100%	100%

[2]	Medical Technologies and Services segment’s revenue is primarily derived from the manufacturing of medical and surgical products for all fiscal years presented.

The following table presents revenue and net property and equipment by geographic area:

	Revenue			Property and Equipment, Net
	For Fiscal Year Ended June 30,			As of June 30,
(in millions)	2009	2008	2007	2009	2008
United States	$2,465	$2,592	$1,968	$271	$344
International	1,130	1,071	691	125	103

Total	$3,595	$3,663	$2,659	$396	$447

NOTE 17. PRODUCT WARRANTIES

We offer warranties on certain products for various periods of time. We accrue for the estimated cost of product warranties at the time revenue is recognized. Our product warranty liability reflects management’s best estimate of probable liability based on current and historical product sales data and warranty costs incurred.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

The table below summarizes the changes in the carrying amount of the liability for product warranties for the fiscal years ended June 30, 2009, 2008 and 2007:

(in millions)	Total
Balance at June 30, 2007	$25
Warranty Accrual	30
Warranty Claims Paid	(27)

Balance at June 30, 2008	28
Warranty Accrual	29
Warranty Claims Paid	(26)

Balance at June 30, 2009	$31

As of June 30, 2009, 2008 and 2007, approximately $19 million, $18 million and $14 million, respectively, of net product recall charges are included in product warranties costs.

NOTE 18. EMPLOYEE EQUITY AND SAVINGS PLANS

Cardinal Health maintains several stock incentive plans (collectively, the “Plans”) for the benefit of certain of its officers, directors and employees, including our employees. The following disclosures represent our portion of the Plans maintained by Cardinal Health in which our employees participated. Under the Plans, Cardinal Health is authorized to grant up to 29.8 million shares as of June 30, 2009, of which 16.1 million shares have been granted. A combination of new shares and treasury shares are utilized for issuance of awards under the Plans. All awards granted under the Plans consist of Cardinal Health common shares; accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that we would have experienced as an independent, publicly-traded company for the periods presented. We will maintain our own equity compensation plans after the separation.

The compensation expense recognized for all equity-based awards is net of estimated forfeitures and is recognized using the straight-line method over the awards’ service period. In accordance with SAB No. 107, Share-Based Payment (“SAB No. 107”), we classify equity-based compensation within SG&A expense to correspond with the same line item as the majority of the cash compensation paid to employees. Total pre-tax compensation expense for the plans described below was approximately $56 million, $54 million and $68 million for fiscal 2009, 2008 and 2007, respectively, and the income tax benefit related to the share-based compensation expense was $22 million, $19 million and $27 million for fiscal 2009, 2008 and 2007, respectively. At June 30, 2009, there was $44 million of total unrecognized compensation expense related to nonvested share-based compensation expense granted under the Plans. That unrecognized compensation expense is expected to be recognized over a weighted-average period of approximately 2 years.

Stock Options. Employee options granted under the Plans during fiscal 2009 and 2008, generally vest in equal annual installments over three years and are exercisable for periods up to seven years from the date of grant at a price equal to the fair market value of the Cardinal Health common shares underlying the option at the date of grant. Employee options granted under the Plans during fiscal 2007, generally vest in equal annual installments over four years and are exercisable for periods up to seven years from the date of grant at a price equal to the fair market value of the Cardinal Health common shares underlying the option at the date of grant.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

The following table summarizes all stock option transactions for our employees under the Plans for the fiscal year ended June 30, 2009:

(in millions, except per share amounts)	Cardinal Health Common Shares Subject to Options	Weighted Average Exercise Price Per Cardinal Health Common Share	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance at July 1, 2008	12.5	$58.41
Granted	1.1	53.62
Exercised	(0.5)	33.81
Canceled	(1.6)	59.58

Outstanding, June 30, 2009	11.5	$58.89	4.0	$1

Exercisable, June 30, 2009	9.1	$58.39	3.7	$1

The aggregate intrinsic value of options exercised during fiscal 2009, 2008 and 2007, was approximately $7 million, $22 million and $30 million, respectively. We received no proceeds from stock options exercised, as the shares underlying the options are Cardinal Health common shares.

The fair values of the options granted to our employees and directors during fiscal 2009, 2008 and 2007, were estimated on the date of grant using a lattice valuation model. The lattice valuation model incorporates ranges of assumptions that are disclosed in the table below. The risk-free rate is based on the U.S. Treasury yield curve at the time of the grant. Cardinal Health analyzed historical data to estimate option exercise behaviors and employee terminations to be used within the lattice model. Separate option valuations were calculated for three separate groups of employees. The groups were determined using similar historical exercise behaviors. The expected life of the options granted was calculated from the option valuation model and represents the length of time in years that the options granted are expected to be outstanding. The range of expected lives in the table below results from the separate groups of employees identified by Cardinal Health based on their option exercise behaviors. Expected volatilities are based on implied volatility from traded options on Cardinal Health common shares and historical volatility over a period of time commensurate with the contractual term of the option grant (7 years). The following table provides the range of assumptions used for options valued during fiscal 2009, 2008 and 2007:

	2009	2008	2007
Risk-Free Interest Rate	0.03%—3.48%	2.1% — 4.8%	4.5% — 5.1%
Expected Life in Years	4.5 — 7.0	4.4 — 7.0	5.7 — 7.0
Expected Volatility	27.0% — 30.0%	27.0%	27.0%
Dividend Yield	1.00% — 2.33%	0.69% — 0.96%	0.50% — 0.69%
Weighted-Average Measurement Date Fair Value	$13.50	$18.09	$21.52

Restricted Stock and Restricted Stock Units. Employee restricted stock and restricted stock units (“restricted stock awards”) granted under the Plans during fiscal 2009, 2008 and 2007, generally vest in equal installments over three years and entitle holders to dividends or cash dividend equivalents. Restricted stock awards that were awarded after August 1, 2006, accrue dividends or cash dividend equivalents that are payable upon vesting of the awards. The fair values of restricted stock awards are determined by the number of shares granted and the grant date market price of Cardinal Health common shares. The weighted-average grant date fair values of restricted stock awards granted for fiscal 2009, 2008 and 2007, was $52.58, $66.57 and $66.56, respectively. Restricted stock and restricted stock units are expensed over the awards’ service period, generally three years.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

The following table summarizes all activity related to restricted stock and restricted stock units during the fiscal year ended June 30, 2009:

(in millions, except per share amounts)	Cardinal Health Common Shares	Weighted- Average Grant Date Fair Value
Balance at July 1, 2008	1.1	66.12
Granted	0.9	52.55
Vested	(0.5)	64.46
Canceled	(0.2)	60.17

Outstanding, June 30, 2009	1.3	57.05

Employee Stock Purchase Plan. Cardinal Health has employee stock purchase plans under which the sale of 12.0 million common shares had been authorized at June 30, 2008. In November 2008, an additional 5.0 million common shares were authorized under the employee stock purchase plans, bringing the total authorization to 17.0 million shares. Generally, employees, including our employees, who have been employed by Cardinal Health for at least 30 days may be eligible to contribute from 1% to 15% of eligible compensation. The purchase price is determined by the lower of 85% of the closing market price on the first day of the offering period or 85% of the closing market price on the last day of the offering period. During any given calendar year, there are two offering periods: January 1 — June 30; and July 1 — December 31. At June 30, 2009, total subscriptions of 0.7 million shares under the Cardinal Plans were outstanding. Through June 30, 2009, 7.4 million shares had been issued to Cardinal and our employees under the plans. Following the separation, we will not participate in this program nor maintain our own employee stock purchase plan.

Employee Savings Plan. Substantially all of Cardinal Health’s domestic non-union employees, including our employees, are eligible to be enrolled in company-sponsored contributory profit sharing and retirement savings plans, which include features under Section 401(k) of the Code and provide for company matching and profit sharing contributions. Contributions to the plans are determined by Cardinal Health’s board of directors subject to certain minimum requirements as specified in the plans. The total expense allocated to us for employee retirement benefit plans was $32 million, $29 million and $24 million for fiscal 2009, 2008 and 2007, respectively.

NOTE 19. OFF-BALANCE SHEET TRANSACTIONS

We periodically participate in certain off-balance sheet arrangements, primarily receivable sales, in order to maximize diversification of funding and return on assets. The receivable sales, as described below, also provide for the transfer of credit risk to third parties.

Lease Receivable-Related Arrangements. During the periods presented certain entities included in our combined financial statements had agreements to transfer ownership of certain equipment lease receivables, plus security interests in the related equipment, to the leasing subsidiary of a bank. In order to qualify for sale treatment under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a Replacement of FASB Statement No. 125 (“SFAS No. 140”), Cardinal Health formed wholly-owned, special purpose, bankruptcy-remote subsidiaries, or the SPEs, and each of the SPEs formed wholly-owned, qualified special purpose subsidiaries, or the QSPEs, to effectuate the removal of the lease receivables from Cardinal Health’s consolidated financial statements. In accordance with SFAS No. 140, Cardinal Health consolidates the SPEs and does not consolidate the QSPEs. As such, the SPEs are included in our combined financial statements. Both the SPEs and QSPEs were separate legal entities that maintained separate financial statements from us and Cardinal Health. The assets of the SPEs and QSPEs were available first and foremost to satisfy the claims of their respective creditors.

During fiscal 2009, Cardinal Health terminated its receivable sale program and no receivables were sold under this program as of June 30, 2009. The original sale of the receivables was executed prior to fiscal 2006; however, we retained servicer responsibilities for the participating interest in the defined pools. The amount of the receivables sold under this program was $4 million and $47 million at the end of fiscal 2008 and fiscal 2007, respectively. Upon termination of the program the remaining receivable balance was deducted from a reserve account that was held by the QSPE.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

Cash Flows from Lease Receivable-Related Arrangements. Our net cash outflow related to lease receivable interest transfers for fiscal 2009, 2008 and 2007, are as follows:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Cash Collected in Servicing of Related Receivable Interests	$—	$—	$1

Cash Inflow to Us	—	—	1
Cash Collection Remitted to the Bank	(3)	(43)	(100)

Net Impact to our Cash Flow	$(3)	$(43)	$(99)

Prior to termination of the program, we were required to repurchase any lease receivables or interests sold if it was determined the representations and warranties with regard to the related lease receivables were not accurate on the date sold.

NOTE 20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is selected quarterly financial data for fiscal 2009 and 2008.

(in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2009
Revenue	$915	$969	$844	$867
Gross Margin[1]	437	474	418	402
Selling, General and Administrative Expenses	280	256	262	257
Income from Continuing Operations	30	107	88	65
Income from Discontinued Operations, Net of Tax Expense	83	81	83	31
Net Income[1]	113	188	171	96

[1]	Includes charges of approximately $1 million and $18 million related to product recalls during the second and third quarters, respectively.

(in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2008
Revenue	$807	$894	$931	$1,031
Gross Margin[1]	384	428	456	499
Selling, General and Administrative Expenses	243	251	264	269
Income from Continuing Operations	68	72	104	89
Income from Discontinued Operations, Net of Tax Expense	74	89	81	86
Net Income[1,2]	142	161	185	175

[1]

Includes charges of approximately $3 million, $10 million and $6 million related to product recall charges during the first, second and third quarters, respectively, and the release of an excess reserve of $1 million in the fourth quarter.

[2]	Includes an adjustment to write off approximately $18 million related to our preliminary estimates of fair values of the IPR&D associated with the Enturia acquisition.

CAREFUSION CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 21. SUBSEQUENT EVENTS

On August 31, 2009, CareFusion completed the spinoff from Cardinal Health. In connection with the spinoff, Cardinal Health contributed the majority of the business comprising its clinical and medical products segment to us, and distributed approximately 81% of our outstanding common stock, or approximately 179.8 million shares, to its shareholders, based on a distribution ratio of 0.5 shares of our common stock for each common share of Cardinal Health held on the record date of August 25, 2009. Cardinal Health retained approximately 19% of our outstanding common stock, or approximately 41.4 million shares, in connection with the spinoff. As a condition to the separation, Cardinal Health is required to dispose of the remaining 19% of our common stock within five years of the distribution date. Shareholders received a cash payment for fractional shares they would otherwise have received, after making appropriate deductions for any required tax withholdings.

In connection with the spinoff, on August 31, 2009, we made a one-time payment of approximately $1.4 billion to Cardinal Health, which was funded with the new senior notes as described in note 10. CareFusion did not acquire any of the allocated debt from Cardinal Health in connection with the spinoff.

In these financial statements for the fiscal years ended June 30, 2009, 2008 and 2007 and as of June 30, 2009 and 2008, we describe the businesses contributed to us by Cardinal Health in the spinoff as if the contribution were our businesses for all historical periods described. In connection with the spinoff, Cardinal Health retained certain lines of business that manufacture and sell surgical and exam gloves, drapes and apparel and fluid management products in the U.S. markets that were historically managed by us and, prior to the distribution, were part of the clinical and medical products businesses of Cardinal Health. These lines of businesses are included in these CareFusion financial statements, primarily in the medical technologies and services segment, and presented as discontinued operations.

CAREFUSION CORPORATION

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(in millions)	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts[1,2]	Deductions[3]	Balance at End of Period
Fiscal Year 2009:
Accounts Receivable	$20	$10	$(2)	$(8)	$20
Inventory Reserve	47	16	(1)	(16)	46
Net Investment in Sales-Type Leases	6	1	—	—	7

	$73	$27	$(3)	$(24)	$73

Fiscal Year 2008:
Accounts Receivable	$17	$7	$2	$(6)	$20
Inventory Reserve	58	18	1	(30)	47
Net Investment in Sales-Type Leases	5	—	—	1	6

	$80	$25	$3	$(35)	$73

Fiscal Year 2007:
Accounts Receivable	$10	$—	$6	$1	$17
Inventory Reserve	55	20	13	(30)	58
Net Investment in Sales-Type Leases	6	(1)	—	—	5

	$71	$19	$19	$(29)	$80

[1]	During fiscal 2008 and 2007 recoveries of amounts provided for or written off in prior years were $1 million and $(1) million, respectively.
[2]	In fiscal 2007, $6 million relates to the beginning balance for acquisitions accounted for as purchase transactions.
[3]	Write-off of uncollectible accounts.